UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________

FORM 1-K

ANNUAL FINANCIAL REPORT PURSUANT TO REGULATION A
_________________________________

For the Fiscal Year Ended December 31, 2024

Park View OZ REIT, Inc
(Exact name of issuer as specified in its charter)

Maryland		85-1631598
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

One Beacon Street, 32nd Floor Boston, MA 02108
(Full mailing address of principal executive offices)

(617) 971-8807
(Issuer’s telephone number, including area code)

Common Stock
(Title of each class of securities issued pursuant to Regulation A)

FORWARD-LOOKING STATEMENTS

This annual report on Form 1-K (this “Annual Report”) contains forward-looking statements about our business, operations and financial performance, including statements about our plans, strategies and objectives. Our use of words like “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will” and similar expressions or statements regarding future periods or events are intended to identify forward-looking statements. These statements address our plans, strategies and objectives for future operations, including in relation to future growth and availability of funds, and are based on current expectations which involve numerous risks, uncertainties and assumptions. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could prove to be inaccurate and, therefore, there can be no assurance that these statements will themselves prove accurate and our actual results, performance and achievements may materially differ from those expressed or implied by these statements as a result of numerous factors, including, without limitation, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Annual Report. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our plans, strategies and objectives, which we consider to be reasonable, will be achieved.

Part II.

Item 1. Business

The Company

Park View OZ REIT, Inc (“we,” “us,” or the “Company”) is a Maryland corporation formed on June 19, 2020 to originate, invest in and manage a diversified portfolio of commercial real estate properties. Park View Investments, LLC, our sponsor (our “Sponsor” or “Park View Investments”) is the sole general partner of Park View QOZB OP, LP (the “Operating Partnership”). Substantially all of our invested assets are held by, and all of our operations are conducted primarily through our Operating Partnership, either directly or through its subsidiaries. We are externally managed by Park View OZ REIT Manager, LLC, a Delaware limited liability company (our “Manager”), an affiliate of our Sponsor.

We are focused on identifying, acquiring, developing or redeveloping and managing commercial real estate located within qualified opportunity zones. It is our intent to comply with qualified opportunity fund regulations, which will result in at least 90% of our assets being comprised of qualified opportunity zone business property (QOZBP).

Currently we are assessing potential properties for investment. We favor properties that have a clear regulatory path to completion. This often leads us to properties where the developer has already completed the permitting process and may already have broken ground. This helps us to comply with the time limits qualified opportunity funds face to begin commercial operations. We continue to focus on areas with favorable long term population growth and job creation trends.

During the summer of 2023 we invested in our first opportunity zone business property, the townhouses at 2209 North Boulevard in Tampa Heights, Florida. We believe the investment was attractively priced, has strong appreciation potential, and possesses the characteristics that we continue to look for in future investments. First, we were able to limit our risk by partnering with a developer who has a successful track record of delivering townhouse developments in the Tampa area. Second, we made the investment while the townhouses were already under construction, eliminating permitting risk. We also limited risk by not using any debt for this project. We will use debt at times but in the summer of 2023 lending rates were peaking and lenders were also using increasingly restrictive contract terms. Under these conditions we were happy to minimize our risk by skipping the high interest rates and tough contract terms.

The reasons we believe 2209 North Boulevard is positioned for strong long term capital appreciation are many. It starts with its close proximity to downtown Tampa. Tampa has seen an impressive revitalization in recent years. Billions of dollars have been invested in new downtown projects, led by the $4 billion dollar Water Street project, and many more are currently in progress or in planning. Tampa Heights also benefits from the Riverwalk which is beautiful and connects it to downtown. Additionally, Tampa Heights has become a magnet for new restaurants and micro-breweries. This includes the highly popular Armature Works, which is a converted factory on the Hillsborough River which is home to twenty bars and restaurants. Both Armature Works and the Riverwalk are a short walk from 2209 North Boulevard. Tampa Heights has seen a strong positive trend in real estate valuation in recent years and we believe these trends are long term in nature. The property also fits into our overall belief that the warm weather, low tax states will continue to see elevated job and population growth for decades to come.

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FINRA (Financial Industry Regulatory Authority) has assigned us the stock trading symbol PVOZ in 2023 There is no guarantee a market will develop for our shares but if it does, it would allow our investors to control their holding period. This flexibility would give our fund a significant advantage versus competitive offerings. Most of the investing public views opportunity zone investments as a fund where their capital in locked up for 10 years followed shortly thereafter by a planned liquidation of the fund and a return of capital to its investors. This is predominantly the way opportunity funds work today. These OZ funds are an effective way to reduce taxation, but they are still a blunt instrument. By contrast, we think of Park View OZ REIT as a Swiss army knife for tax efficient financial planning. Stock ownership gives our investors greater control of their holding period and reduces the barriers to enjoying OZ tax incentives. Our unique structure allows tax efficient strategies tailored for each investor’s unique financial needs. Here are a few examples to illustrate the comments above:

1)	Long term wealth creation. The biggest benefit by far of a QOF investment is the potential for tax free compound growth. Once an investor achieves a 10-year hold in the QOF they can elect to step-up their cost basis 100% eliminating any capital gain liability. This benefit is often thought of as a 10-year benefit but that is just the beginning because the benefit does not expire until 2047 – another 24 years. Compound growth math tends to greatly accelerate in the outer years and the math for QOFs is no different. Using typical market returns, roughly 85% of tax benefits are derived after year 10. Unfortunately, many QOFs have planned liquidations shortly after year 10 ending the tax-free compound growth. If you are lucky enough not to need to utilize the money, the option to keep this powerful wealth creating tax incentive rolling is important.

2)	Defer Gains to offset potential future losses. When an investor has a capital gain, they can choose to pay the tax or they may want to defer the tax by using QOF tax incentive. If they defer the gain and then suffer a future loss, in any future year during the deferral period, they can trigger all or a portion of their deferred gain by selling the appropriate portion of their QOF. This smoothing out of gains and losses delivers tax efficiency while keeping capital working for you longer. This strategy can apply to any investor, but we think it is particularly useful for investors in volatile sectors like artificial intelligence or bitcoin.

3)	Selling a business and retiring. When a business owner makes the decision to sell and retire there may be some ways a QOF investment can help. They may be making a high-income running a business in the same year they receive a substantial capital gain for selling the business resulting in a very high tax rate on the funds received. It may make sense to defer the capital gain with a QOF investment. The capital gain can then be triggered and spread across multiple lower income post-retirement tax years, potentially deferring the tax and lowering the aggregate tax rate paid.

The above examples reflect a few of the many tax strategies OZ investors can benefit from but they are only available if the investor has control of their holding period. If you are interested in learning more, our CEO, Michael Kelley, wrote an article for the August 2023 edition Thompson Reuters Journal “Practical Tax Strategies” that delves further into the subject titled “A Dozen Way to Enhance Tax-Efficient Financial Plans with Qualified Opportunity Funds”. The article can be found on our website at www.parkviewozreit.com.

Our stock can now be purchased or sold through most brokerage accounts. Additionally, at times, shares may be available for purchase through the electronic subscription agreement on our website. With regard to opportunity zone incentives, the method in which our stock is acquired does not have tax implication – the shares of stock are identical. When buying Park View OZ REIT shares the electronic subscription agreement will often offer greater liquidity. If you do trade our shares in the open market keep in mind that most of our investors buy with the objective of holding for ten or more years so liquidity may be highly limited if it is even available. As with any illiquid stock, using price limit orders and exercising patience can be very helpful.

Though we will not fall under real estate investment trust (“REIT”) regulations until we claim REIT taxation, we intend to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes. Among other requirements, REITs are required to distribute to stockholders at least 90% of their annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). We intend to qualify as a REIT for federal income tax purposes on such date as determined by our Board of Directors, taking into consideration factors such as the timing of our ability to generate cash flows, our ability to satisfy the various requirements applicable to REITs and our ability to maintain our status as a qualified opportunity fund. See “Note 2 Summary of Significant Accounting Policies – Income Taxes” in our consolidated financial statements included elsewhere in this Annual Report for additional details regarding REIT taxation.

Our address is One Beacon Street, 32nd Floor, Boston, MA 02108. Our telephone number is 617-971-8807. Information regarding the Company is also available on our web site at www.parkviewozreit.com.

Our Manager and Management Agreement

Our Manager manages our day-to-day operations. A team of real estate, investment, and tax professionals, acting through our Manager, will make all the decisions regarding the selection, negotiation, financing and disposition of our investments, subject to the limitations in our operating agreement. Our Manager will also provide asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our invested capital.

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We expect to benefit from the personnel, relationships and experience of our Manager’s management team and the Company’s Board of Directors and advisors. Pursuant to the terms of a management agreement between our Manager, us and our Operating Partnership, as described below, our Manager will select our investments and manage our day-to-day operations. Pursuant to a support agreement with our Sponsor, our Manager will utilize our Sponsor’s personnel, services and resources necessary for our Manager to perform its obligations and responsibilities under the management agreement.

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We entered into the Amended Management Agreement (the “Management Agreement”) with our Operating Partnership and our Manager effective as of April 26, 2024. The initial term of the Management Agreement is for five years commencing on the effective date of the Management Agreement, with automatic one-year renewal terms starting on completion of the initial five-year term.

Pursuant to the Management Agreement, our Manager will implement our business strategy and perform certain services for us, subject to oversight by our Board of Directors. Our Manager will be responsible for, among other duties, (1) performing all of our day-to-day functions, (2) determining our investment strategy and guidelines in conjunction with our Board of Directors, (3) sourcing, analyzing and executing investments, asset sales and financing, (4) performing portfolio management duties, and (5) performing financial and accounting functions. The services and activities provided by the Manager may include, without limitation, the following:

Investment Advisory and Acquisition Services

•	approve and oversee our overall investment strategy, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;
•	serve as our investment and financial manager with respect to sourcing, underwriting, acquiring, financing, originating, servicing, investing in and managing a diversified portfolio of commercial properties and other real estate-related assets;
•	adopt and periodically review our investment guidelines;
•	structure the terms and conditions of our acquisitions, sales and co-investments;
•	enter into leases and service contracts for the properties and other investments;
•	approve and oversee our debt financing strategies;
•	approve co-investments, limited partnerships and other such relationships with third parties;
•	approve any potential liquidity transaction;
•	obtain market research and economic and statistical data in connection with our investments and investment objectives and policies;
•	oversee and conduct the due diligence process related to prospective investments;
•	prepare reports regarding prospective investments which include recommendations and supporting documentation necessary for our Manager’s investment committee to evaluate the proposed investments; and
•	negotiate and execute approved investments and other transactions.

Offering Services

•	the development of this offering, including the determination of its specific terms;
•	preparation and approval of all marketing materials to be used by us relating to this offering;
•	the negotiation and coordination of the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;
•	creation and implementation of various technology and electronic communications related to this offering; and
•	all other services related to this offering.

Asset Management Services

•	investigate, select, and, on our behalf, engage and conduct business with such persons as our Manager deems necessary to the proper performance of its obligations under our management agreement, including but not limited to consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, property managers, leasing and investment sale brokers, construction companies and any and all persons acting in any other capacity deemed by our Manager necessary or desirable for the performance of any of the services under our management agreement;
•	monitor applicable markets and obtain reports (which may be prepared by our Manager or its affiliates) where appropriate, concerning the value of our investments;
•	monitor and evaluate the performance of our investments, provide management services to us and perform and supervise the various management and operational functions related to our investments;
•	formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of investments on an overall portfolio basis; and
•	coordinate and manage relationships between us and any co-investment partners.

Accounting and Other Administrative Services

•	manage and perform the various administrative functions necessary for our day-to-day operations;

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•	provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to our business and operations;
•	provide financial and operational planning services and portfolio management functions;
•	maintain or arrange for the maintenance of accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;
•	maintain or arrange for the maintenance of all appropriate company books and records;
•	oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;
•	supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;
•	provide us with all necessary cash management services;
•	manage and coordinate with the transfer agent, if any, the process of making dividends and payments to stockholders;
•	evaluate and obtain adequate insurance coverage based upon risk management determinations;
•	provide timely updates related to the overall regulatory environment affecting us, as well as managing compliance with regulatory matters;
•	evaluate our corporate governance structure and appropriate policies and procedures related thereto; and
•	oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Stockholder Services

•	determine our distribution policy; and
•	manage communications with our stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications.

Financing Services

•	identify and evaluate potential financing and refinancing sources, engaging a third party broker if necessary;
•	negotiate terms of, arrange and execute financing agreements;
•	manage relationships between us and our lenders, if any; and
•	monitor and oversee the service of our debt facilities and other financings, if any.

Disposition Services

•	evaluate and approve potential asset dispositions, sales or liquidity transactions; and
•	structure and negotiate the terms and conditions of transactions pursuant to which our assets may be sold.

Pursuant to the terms of the Management Agreement, our Manager may retain, for and on our behalf, such additional services, including property management, leasing and construction services, as our Manager deems necessary or advisable in connection with our management and operations, which may include obtaining such services from our Manager or its affiliates, the costs of which will be in addition to the asset management fee; provided, that any such services may only be provided by our Manager or its affiliates to the extent such services are on arm’s-length terms and competitive market rates in relation to terms that are then customary for agreements regarding the provision of such services to companies that have assets similar in type, quality and value to our assets and our subsidiaries’ assets.

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Liability and Indemnification

Pursuant to the Management Agreement, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith. It will not be responsible for any action of our Board of Directors in following or declining to follow its advice or recommendations, including as set forth in the investment guidelines. Our Manager will maintain a contractual as opposed to a fiduciary relationship with us. However, to the extent that employees of our Manager also serve as our officers or directors, such officers and directors will owe us duties under Maryland law in their capacity as officers and directors, which may include the duty to exercise reasonable care in the performance of such officers’ or directors’ responsibilities, as well as the duties of loyalty, good faith and candid disclosure. Under the terms of the management agreement, our Manager and its affiliates, and any of their members, principals, stockholders, managers, partners, personnel, officers, directors, employees, consultants, agents and any person providing sub-advisory services to our Manager, will not be liable to us, our directors, stockholders, partners or members for any acts or omissions (including errors that may result from ordinary negligence, such as errors in the investment decision-making process) performed in accordance with and pursuant to the management agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager, its affiliates and any of their officers, stockholders, members, partners, managers, directors, personnel, employees, consultants and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, arising from acts or omissions performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our directors, officers, stockholders, partners or members and any persons controlling us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Sponsor’s employees relating to the terms and conditions of their employment by Sponsor. Notwithstanding the foregoing, our Sponsor may carry errors and omissions and other customary insurance coverage.

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Management Team

Pursuant to the terms of the Management Agreement, our Manager will be required to provide us with a portion of our management team, including a Chief Executive Officer and such other positions as requested by our Board of Directors, along with appropriate support personnel, to provide the management services to be provided by our Manager to us. None of the officers or employees of our Sponsor will be dedicated exclusively to us. Members of our management team will be required to devote such time as is necessary and appropriate commensurate with the level of our activity.

Our Manager will be required to refrain from any action that, in its sole judgment made in good faith, (a) is not in compliance with the investment guidelines, (b) would adversely and materially affect our qualification as a REIT under the Code or our status as an entity intended to be excluded or exempted from investment company status under the Investment Company Act, or (c) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our charter or bylaws. If our Manager is ordered to take any action by our Board of Directors, our Manager will promptly notify our Board of Directors if it is our Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or our charter or bylaws. Our Manager, its affiliates and any of their members, principals, stockholders, managers, partners, personnel, officers, directors, employees, consultants, agents and any person providing sub-advisory services to our Manager will not be liable to us, our Board of Directors, our stockholders, partners or members, for any act or omission by our Manager or any of its affiliates, except as provided in the management agreement.

Term and Termination

The Management Agreement may be amended or modified by agreement between us and our Manager. The initial term of the management agreement expires on the fifth anniversary of the effective date of the agreement and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. The independent members of our Board of Directors will review our Manager’s performance and, following the initial term, the Management Agreement may be terminated annually upon the affirmative vote of the majority of our independent members of the Board of Directors, based upon unsatisfactory performance that is materially detrimental to us taken as a whole. We must provide 180 days’ prior notice of any such termination. During the initial five-year term of the management agreement, we may not terminate the management agreement except for cause. Currently, we have no independent members of the Board of Directors.

We may also terminate the Management Agreement at any time, including during the initial term, with 30 days’ prior written notice from our Board of Directors for cause, which is defined as:

•	our Manager’s continued breach of any material provision of the Management Agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

•	the commencement of any proceeding relating to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	any change of control of our Manager which the independent members of our Board of Directors determine is materially detrimental to us taken as a whole;

•	our Manager committing fraud against us, misappropriating or embezzling our funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under the Management Agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of our Manager or one of its affiliates and our Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of our Manager’s actual knowledge of its commission or omission, the Management Agreement shall not be terminable; in addition, if our Manager (or such affiliate) diligently takes necessary and appropriate action to cure the damage caused by such actions in the first 30 days of our Manager’s actual knowledge of its commission or omission, our Manager (or such affiliate) will have a total of 180 days in which to cure such damage before the Management Agreement shall become terminable; or

•	the dissolution of our Manager.

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Our Manager may assign the agreement in its entirety or delegate certain of its duties under the Management Agreement to any of its affiliates without the approval of our Board of Directors so long as our Manager remains liable for any such affiliate’s performance, and if such assignment or delegation does not require our approval under the Investment Advisers Act.

Our Manager may terminate the Management Agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event. Our Manager may decline to renew the Management Agreement by providing us with 180 days’ written notice prior to the expiration of the initial term or the then current automatic renewal term. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us specifying such default and requesting the same be remedied in 30 days (or 45 days after the written notice of such breach of if we, under certain circumstances, have taken steps to cure such breach within 30 days of the written notice), our Manager may terminate the Management Agreement.

We may not assign our rights or responsibilities under the Management Agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the Management Agreement and by the terms of such assignment in the same manner as we are bound under the Management Agreement.

Management Compensation and Expense Reimbursements

We do not maintain an office or directly employ personnel. Instead, we rely on the facilities and resources of our Manager to manage our day-to-day operations.

 Our Manager and its affiliates are entitled to receive fees and expense reimbursements for services relating to offerings and the investment and management of our assets, including a quarterly asset management fee.

Support Agreement

Our Manager has entered into a support agreement with our Sponsor. Pursuant to this agreement, our Manager will be provided with access to, among other things, our sponsor’s portfolio management, asset valuation, risk management and asset management services as well as administration services addressing legal, compliance, investor relations and information technologies necessary for the performance by our Manager of its duties in exchange for a fee representing our Manager’s allocable cost for these services. The fee paid by our Manager pursuant to the support agreement will not constitute a reimbursable expense under the management agreement. However, under the Support Agreement, our sponsor will be entitled to receive reimbursement of expenses incurred on behalf of us or our Manager that we are required to pay our Manager under the Management Agreement.

Investment Strategy

As a qualified opportunity zone fund (QOF) we intend to invest at least 90% of our assets in qualified opportunity zone properties that we feel have significant growth potential, which will help enable us to be classified as a “qualified opportunity fund.” Our strategy favors properties in regions experiencing growth drivers such as expanding urban centers, universities, medical facilities etc. Our investments are expected to consist of properties for the construction and/or renovation of multifamily, student housing, senior living, healthcare, industrial, self-storage, hospitality, mixed-use, data centers and solar projects located throughout the United States and its territories. We also expect to execute on opportunities to develop, renovate or reposition properties, in keeping with the spirit of the opportunity zone legislation. Our Manager will combine rigorous due diligence with value discipline in identifying potential investments. We may acquire a wide variety of commercial properties, including but not limited to, multifamily, office, industrial, retail, hospitality, throughout the United States and its territories. We may also enter multiple co-investment and sub advisory agreements to add geographic and project specific expertise. We anticipate our future operations will also include the acquisition of real estate-related assets, including debt and equity securities issued by other real estate companies, with the goal of increasing distributions and/or capital appreciation.

We cannot assure you that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our Manager will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets. Our Manager’s investment committee will periodically review our investment guidelines to determine whether our investment guidelines continue to be in the best interests of our stockholders. There is no prohibition in our charter on the amount or percentage of our assets that may be invested in a single property. Initially, we expect to have a limited number of properties and up to 100% of our assets may be invested in a single property.

In executing our business strategy, we believe that we will benefit from our Manager’s affiliation with our Sponsor given the extensive investment experience brought by our Sponsor’s executives and advisors.

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Investment Objectives

Our primary investment objectives are:

•	to preserve, protect and return our stockholders’ capital contribution;

•	to invest in qualifying opportunity zone properties so our stockholders can take advantage of the tax efficient benefits of a qualified opportunity fund;

•	to pay attractive and consistent cash distributions;

•	to grow net cash from operations so that an increasing amount of cash flow is available for distributions to investors over the long term; and

•	to realize growth in the value of our investments.

Competition

In acquiring our properties, we compete with public commercial property sector REITs, income oriented non-traded REITs, private real estate fund managers, Qualified Opportunity Funds and local real estate investors and developers. Many of these entities have greater resources than us or other competitive advantages. We also face significant competition in leasing available properties to prospective tenants and in re-leasing space to existing tenants.

Additionally, our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in real estate investment activities, including individuals, corporations, insurance company investment accounts, other REITs, other QOFs, private real estate funds, and other entities engaged in real estate investment activities, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, amount of capital to be invested per investment and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Employees

We do not currently have any employees and do not expect to have any employees in the foreseeable future. Services necessary for our business are provided by our Manager pursuant to the terms of the Management Agreement. Pursuant to a support agreement between our Manager and our Sponsor, our Sponsor provides our Manager with the personnel, services and resources necessary for our Manager to perform its obligations and responsibilities under the management agreement. Each of our executive officers is an employee or officer of our Sponsor. To the extent that we acquire more investments, we anticipate that the number of our Sponsor’s employees who devote time to our matters will increase.

Legal Proceedings

From time to time, we may be party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition, cash flows or results of operation if determined adversely to us.

Risk Factors

An investment in our common stock involves substantial risks. You should carefully consider the following risk factors, together with all of the other information contained in this Annual Report including the consolidated financial statements and the related notes. The risks and uncertainties discussed below are not the only ones we face but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Statements Regarding Forward-Looking Information.”

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Risks Related to an Investment in our Company

We have a limited operating history.

We are a recently formed company and have no or a limited operating history. Our limited operating history significantly increases the risk and uncertainty you face in making an investment in our shares.

Our Manager and its affiliates have limited experience managing a portfolio of assets in the manner necessary to maintain our qualification as a Qualified Opportunity Fund (QOF), a REIT or our exclusion or an exemption under the Investment Company Act of 1940.

In order to maintain our qualification as a QOF, REIT and our exclusion or an exemption from registration under the Investment Company Act, the assets in our portfolio are subject to certain restrictions that limit our operations meaningfully. The REIT rules and regulations are highly technical and complex, and the failure to comply with the income, asset, organizational and ownership tests, dividend requirements and other limitations imposed by these rules and regulations could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. Our Manager and its affiliates have limited experience managing a portfolio in the manner necessary to maintain our qualification as a QOF, a REIT or our exclusion or an exemption from registration under the Investment Company Act. The inexperience of our Manager and its affiliates described above may hinder its ability to achieve our objectives or result in the loss of our qualification as a QOF, REIT or payment of taxes and penalties. As a result, we cannot assure you that we will be able to successfully operate as a QOF or REIT, comply with regulatory requirements applicable to QOFs or REITs, maintain our exclusion or an exemption under the Investment Company Act, or execute our business strategies.

Investors must make appropriate timely investments and elections to take advantage of the benefits of investing in a qualified opportunity fund.

In order to receive the benefits of investing in a qualified opportunity fund, taxpayers must make deferral elections on Form 8949 (Sales and Other Dispositions of Capital Assets), which will need to be attached to their U.S. federal income tax returns for the taxable year in which the gain treated as capital gain (short-term or long-term) that result from the sale or exchange of capital assets would have been recognized had it not been deferred. In addition, on January 20, 2020, the U.S. Internal Revenue Service (the “IRS”) released new Form, 8997 (Initial and Annual Statement of Qualified Opportunity Fund QOF Investments) which requires eligible taxpayers holding a qualified opportunity fund investment at any point during the tax year to report: (i) qualified opportunity fund investments holdings at the beginning and end of the tax year; (ii) current tax year capital gains deferred by investing in a qualified opportunity fund; and (iii) qualified opportunity fund investments disposed of during the tax year. Taxpayers should also use form 8949 in the year they exit the investment.

The tax treatment of an investment in our common stock could be subject to potential legislative, judicial, or administrative changes or differing interpretations, possibly applied on a retroactive basis.

The present U.S. federal income tax treatment of an investment in our common stock may be modified by administrative, legislative, or judicial interpretation at any time. From time to time, members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that would affect us. Although there are no current legislative or administrative proposals pending with respect to qualified opportunity funds, there can be no assurance that there will not be further changes to U.S. federal income tax laws or the Department of Treasury’s or IRS’s interpretation of the qualified opportunity fund rules in a manner that could impact our ability to continue to qualify as a qualified opportunity fund in the future, which could negatively impact the value of an investment in our common stock. Any changes to the U.S. federal tax laws and interpretations thereof may be applied prospectively or retroactively and could make it more difficult or impossible for us to meet the qualified opportunity fund requirements and accordingly, adversely affect the tax consequences associated with an investment in our common stock.

If we are unable to find suitable investments, we may not be able to achieve our investment objectives or pay dividends.

Our ability to achieve our investment objectives and to pay dividends depends upon the performance of our Manager in the acquisition of our investments and the ability of our Manager to source investment opportunities for us. If we fail to raise sufficient proceeds from the sale of shares, we will be unable to make any investments. At the same time, the more money we raise, the greater our challenge will be to invest all of the proceeds in investments that meet our investment criteria. We cannot assure you that our Manager will be successful in obtaining suitable investments or that, if our Manager makes investments on our behalf, our objectives will be achieved. If we, through our Manager, are unable to find suitable investments promptly, we may hold the proceeds in an interest-bearing account or invest the proceeds in short-term assets in a manner that is consistent with our qualification as a REIT. If we would continue to be unsuccessful in locating enough suitable investments, we may ultimately decide to liquidate. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to pay dividends and we may not be able to meet our investment objectives.

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If we pay dividends from sources other than our cash flow from operations, we will have less funds available for investments and your overall return may be reduced.

Although our distribution policy is to use our cash flow from operations to pay dividends, our charter permits us to pay dividends from any source, including offering proceeds, borrowings, and sales of assets. From time to time, we may not generate sufficient cash flow from operations to fund dividends. If we pay dividends from financings, the net proceeds from future offerings or other sources other than our cash flow from operations, we will have less funds available for investments in real estate properties and other real estate-related assets and the number of real estate properties that we invest in and the overall return to our stockholders may be reduced. If we fund dividends from borrowings, our interest expense and other financing costs, as well as the repayment of such borrowings, will reduce our earnings and cash flow from operations available for distribution in future periods, and accordingly your overall return may be reduced. If we fund dividends from the sale of assets, this will affect our ability to generate cash flows from operations in future periods.

Disruptions in the financial markets or deteriorating economic conditions could adversely impact the commercial real estate market as well as the market for equity-related investments generally, which could hinder our ability to implement our business strategy.

We intend to acquire a diversified portfolio of qualified opportunity zone investments. We may also invest to a limited extent in other real estate-related assets. Economic conditions greatly increase the risks of these investments (see “Risk Factors—Risks Related to Real Estate and Our Investments”). The success of our business is significantly related to general economic conditions and, accordingly, our business could be harmed by an economic slowdown and downturn in real estate asset values, property sales and leasing activities. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for real estate, declining real estate values, or the public perception that any of these events may occur, can negatively impact the value of our holdings. These economic conditions could result in a general decline in acquisition, disposition, and leasing activity, as well as a general decline in the value of real estate and in rents, which in turn would reduce revenue from investment management activities. In addition, these conditions could lead to a decline in property sales prices as well as a decline in funds invested in existing commercial real estate assets.

During an economic downturn, it may also take longer for us to dispose of real estate investments or the selling prices may be lower than originally anticipated. As a result, the carrying value of our real estate investments may become impaired and we could record losses as a result of such an impairment or we could experience reduced profitability related to declines in real estate values. Further, as a result of our target leverage, our exposure to adverse general economic conditions is heightened. We are unable to predict the likely duration and severity of any disruption in financial markets and adverse economic conditions in the United States and other countries.

All the conditions described above could adversely impact our business performance and profitability. In addition, in an extreme deterioration of our business, we could have insufficient liquidity to meet our debt service obligations when they come due in future years. If we fail to meet our payment or obligation requirements under any credit or other loan agreements, the lenders under any such agreement will be entitled to proceed against the collateral granted to them to secure the debt owed.

We may suffer from delays in locating suitable investments, which could limit our ability to pay dividends.

We rely upon our Manager and its advisors, including Michael Kelley and Elizabeth Tyminski, to identify suitable investments. Our Sponsor may also rely on Michael Kelley and Elizabeth Tyminski for investment opportunities. To the extent that our Manager’s professionals face competing demands upon their time in instances when we have capital ready for investment, we may face delays in execution.

Additionally, the current market for properties that meet our investment objectives is highly competitive, as is the leasing market for such properties. Investors will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. They must rely entirely on the oversight and management ability of our Manager and the performance of any property manager. We cannot be sure that our Manager will be successful in obtaining suitable investments on financially attractive terms.

We could also suffer from delays in locating suitable investments as a result of our reliance on our Manager at times when its officers, employees, or agents are simultaneously seeking to locate suitable investments for other programs sponsored by our Sponsor, some of which may have investment objectives and employ investment strategies that are similar to ours.

Neither our Sponsor nor our Manager have as strong an economic incentive to avoid losses as do sponsors and managers who have made significant equity investments in their companies.

Our Sponsor has previously acquired 100 shares of our common stock at a price equal to the initial public offering price in connection with our formation, for net proceeds to us of $10,000. Our Manager also acquired 700 shares in exchange for forgiving $70,000 of reimbursable offering costs. Therefore, our Sponsor and Manager will have limited exposure to loss in the value of our shares. Without this exposure, our Sponsor and Manager do not have as much to lose from a decrease in the value of our shares as do those sponsors who make more significant equity investments in their companies.

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Any adverse changes in our Sponsor’s financial health or our relationship with our Manager or its affiliates could hinder our operating performance.

We have engaged our Manager to manage our operations and our portfolio of commercial real estate investments and other select real estate-related assets. Our Manager has no employees and relies on a support agreement with our Sponsor to perform services on its behalf for us. Our ability to achieve our investment objectives and to pay dividends is dependent upon the performance of our Sponsor and its affiliates as well as our Sponsor’s executives and advisors in the identification and acquisition of investments, the management of our assets and operation of our day-to-day activities. Any adverse changes in our Sponsor’s financial condition or our relationship with our Manager could hinder our ability to successfully manage our operations and our portfolio of investments.

We may change our targeted investments and investment guidelines without stockholder consent.

Our Manager may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this Annual Report. A change in our targeted investments or investment guidelines may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of shares of our common stock.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

We face competition from various entities for investment opportunities in properties, including other REITs, qualified opportunity funds, pension funds, insurance companies, investment funds and companies, partnerships, and developers. In addition to third-party competitors, other programs sponsored by our Manager and its affiliates, especially those with investment strategies that may be similar to ours, may compete with us for investment opportunities.

Many of these entities have greater access to capital to acquire properties than we have. Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell, thereby increasing the price that we may be required to pay for qualified properties. The lack of available debt on reasonable terms or at all could result in further reduction of suitable investment opportunities and create a competitive advantage for other entities that have greater financial resources that we do. Additional real estate funds, vehicles, and REITs with similar investment objectives to ours may be formed in the future by other unrelated parties. This competition may cause us to acquire properties and other investments at higher prices or by using less-than-ideal capital structures, in which case our returns could be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets.

We may frequently participate in co-investments. Co-investments could adversely be affected by our lack of sole decision-making authority, our reliance on the financial condition of our co-investment partners and disputes between us and our co-investment partners.

We likely will acquire non-controlling interests in properties through co-investments. Although, we will have some control in a co-investment partnership, we would not be in a position to exercise sole decision-making authority regarding the partnership. Co-investment partnerships may, under certain circumstances, involve risks not present were another party not involved, including the possibility that co-investment partners might become bankrupt or fail to fund their required capital contributions. Co-investment partners may have economic or other business interests or goals that are inconsistent with our business interests or goals and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the co-investment partner would have full control over the co-investment. Disputes between us and co-investment partners may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business. Consequently, actions by or disputes with co-investment partners might result in subjecting properties owned by the co-investment partnership to additional risk. In addition, we may in certain circumstances be liable for the actions of our co-investment partners.

If we have a right of first refusal to buy-out a co-investment partner, we may be unable to finance such a buy-out if it becomes exercisable or we are required to purchase such interest at a time when it would not otherwise be in our best interest to do so. If our interest is subject to a buy/sell right, we may not have sufficient cash, available borrowing capacity or other capital resources to allow us to elect to purchase an interest of a co-investment partner subject to the buy/sell right, in which case we may be forced to sell our interest as the result of the exercise of such right when we would otherwise prefer to keep our interest. If we buy our co-investment partner’s interest, we will have increased exposure in the underlying investment. The price we use to buy our co-investment partner’s interest or sell our interest is typically determined by negotiations between us and our co-investment partner and there is no assurance that such price will be representative of the value of the underlying property or equal to our then-current valuation of our interest in the co-investment. Finally, we may not be able to sell our interest in a co-investment if we desire to exit the venture for any reason or if our interest is likewise subject to a right of first refusal of our co-investment partner, our ability to sell such interest may be adversely impacted by such right.

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Some additional risks and conflicts related to our co-investments include:

•	the co-investment partner may have economic or other interests that are inconsistent with our interests, including interests relating to the financing, management, operation, leasing or sale of the assets purchased by such co-investment partnership;

•	tax, Investment Company Act and other regulatory requirements applicable to the co-investment partner may cause it to want to take actions contrary to our interests;

•	the co-investment partner may have joint control of the co-investment even in cases where its economic stake in the co-investment is significantly less than ours;

•	under the co-investment arrangement, neither we nor the co-investment partner will be in a position to unilaterally control the co-investment, and deadlocks may occur. Such deadlocks could adversely impact the operations and profitability of the co-investment, including as a result of the inability of the co-investment to act quickly in connection with a potential acquisition or disposition. In addition, depending on the governance structure of such co-investment partner, decisions of such vehicle may be subject to approval by individuals who are independent of us;

•	under the co-investment arrangement, we and the co-investment partner may have a buy/sell right and, as a result of an impasse that triggers the exercise of such right, we may be forced to sell our investment in the co-investment, or buy the co-investment partner’s share of the co-investment at a time when it would not otherwise be in our best interest to do so; and

•	our participation in investments in which a co-investment partner participates will be less than what our participation would have been had such other vehicle not participated, and because there may be no limit on the amount of capital that such co-investment partner can raise, the degree of our participation in such investments may decrease over time.

Furthermore, we may have conflicting fiduciary obligations if we acquire properties with our affiliates or other related entities; as a result, in any such transaction we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

If our Sponsor fails to retain its key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our Sponsor’s ability to attract and retain key personnel. Our future also depends on the continued contributions of the executive officers and other key personnel of our Manager, each of whom would be difficult to replace. In particular, both Michael Kelley and Elizabeth Tyminski are critical to the management of our business and operations and the development of our strategic direction. The loss of the services of Michael Kelley, Elizabeth Tyminski or other executive officers or key personnel of our Manager and the process to replace any of our Sponsor’s key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

The management agreement with our Manager was not negotiated with an unaffiliated third party on an arm’s length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

We have no employees and will rely heavily on our Manager to provide us with all necessary services. Certain of our executive officers also serve as officers of our Manager. Our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

We will pay our Manager a management fee regardless of the performance of our investments. Our Manager’s entitlement to a management fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt the market price of our common stock.

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Our officers control the Company and we currently have no independent directors.

Our two executive officers are currently our only directors. In addition, our executive officers are also the executive officers of our Manager. This could lead to unintentional subjectivity in matters of corporate governance, especially in matters of compensation and related party transactions. We also do not benefit from the advantages of having any independent directors, including bringing an outside perspective on strategy and control, adding new skills and knowledge that may not be available within the Company, having extra checks and balances to prevent fraud and produce reliable financial reports. At such time that we have independent members of the Board of Directors, a majority will act upon conflicts of interest matters, including transactions between us and our Manager.

Terminating the Management Agreement for unsatisfactory performance of our Manager or electing not to renew the Management Agreement may be difficult.

Termination of the Management Agreement with our Manager without cause is difficult and costly. During the initial five-year term of the Management Agreement, we may not terminate the Management Agreement except for cause. Our Board of Directors will review our Manager’s performance and, following the initial five-year term, the Management Agreement will be automatically renewed annually for an additional one-year term unless the agreement is terminated upon the affirmative vote of the Board of Directors based upon our Manager’s unsatisfactory performance that is materially detrimental to us. Our Manager will be provided 180 days’ prior notice of any such termination. Currently, because we have no independent directors and executive officers that are also officers of the Manager, there is no arm’s length relationship between our Manager, our Board of Directors, and our executive officers. At such time that we have independent members of the Board of Directors, a majority will act upon conflicts of interest matters, including transactions between us and our Manager.

Our Board of Directors will approve very broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager unless required by our investment guidelines.

Our Manager will be authorized to follow very broad investment guidelines. Our Board of Directors will periodically review our investment guidelines and our investment portfolio but will not, and will not be required to, review all of our proposed investments. In addition, in conducting periodic reviews, our Board of Directors may rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies, and transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our Board of Directors. Our Manager will have great latitude within the broad parameters of our investment guidelines in determining the types and amounts of target assets it may decide are attractive investments for us, which could result in investment returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results.

We will have no recourse to our Sponsor if it does not fulfill its obligations under the support agreement, and our recourse against our Manager if it does not fulfill its obligations under the management agreement will be limited to our termination of the management agreement.

Our Manager has no employees or separate facilities. As a result, our Manager has entered into a support agreement with our Sponsor pursuant to which our Sponsor will provide our Manager with the personnel, services and resources necessary for our Manager to perform its obligations and responsibilities under the management agreement in exchange for certain amounts payable by our Manager. Because we are not a party to the support agreement, we will not have any recourse to our Sponsor if it does not fulfill its obligations under the support agreement, or if our Sponsor and our Manager choose to amend or terminate the support agreement. Also, our Manager only has limited assets and our recourse against our Manager if it does not fulfill its obligations under the management agreement will likely be limited to our termination of the management agreement.

Our Manager’s liability is limited under the Management Agreement, and we have agreed to indemnify our Manager against certain liabilities. As a result, we could experience poor performance or losses for which our Manager would not be liable.

Pursuant to the Management Agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our Board of Directors in following or declining to follow its advice or recommendations. Under the terms of the Management Agreement, our Manager, its officers, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing services to our Manager will not be liable to us, any subsidiary of ours, our stockholders or partners or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the Management Agreement pursuant to a final unappealable judgment. In addition, we will agree to indemnify our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager that do not stem from a final unappealable judgment of bad faith, willful misconduct, gross negligence, or reckless disregard of duties that are performed in good faith in accordance with and pursuant to the Management Agreement.

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Risks Related to Real Estate and Our Investments

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect the Company’s current and projected business operations and its financial condition and results of operations.

Actual events involving reduced or limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank, was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation as receiver. Although we did not have any cash or cash equivalent balances on deposit with Silicon Valley Bank, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, result in breaches of our financial and/or contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

Our commercial real estate and real estate-related assets will be subject to the risks typically associated with real estate.

Our commercial real estate and real estate-related assets will be subject to the risks typically associated with real estate. The value of real estate may be adversely affected by a number of risks, including but not limited to:

•	failure to obtain the requisite government approvals for the development or renovation of our investments for a particular use or improvements;

•	natural disasters such as hurricanes, earthquakes and floods;

•	pandemics;

•	inflation;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001 or those that have been carried out or inspired by ISIS and other radical terrorist groups;

•	adverse changes in national and local economic and real estate conditions;

•	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;

•	costs of remediation and liabilities associated with environmental, ADA and other physical conditions affecting properties; and

•	the potential for uninsured or underinsured property losses.

The value of each property is affected significantly by its ability to generate cash flow and net income, which in turn depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties.

These factors may have a material adverse effect on the value that we can realize from our assets.

Inflation may adversely affect our real estate operations.

We continue to monitor inflation as it may cause a rise in our operating expenses, future interest rates, and it may cause construction and maintenance costs to increase. Inflation could also have an adverse effect on consumer spending which could impact the willingness and ability of tenants to enter into leases on our properties. This in turn could materially adversely affect our business, financial condition, results of operations, and cash flow.

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Inflation generally leads to higher interest rates, which could adversely affect our overall business and financial condition, including by reducing the fair value of our assets and adversely affecting our ability to obtain financing on favorable terms or at all, and negatively impacting the value of properties and the ability of prospective buyers to obtain financing for properties we wish to sell. This may affect our earnings results, reduce our ability to sell our assets, or reduce our liquidity. Furthermore, our business and financial results may be harmed by our inability to accurately anticipate developments associated with changes in, or the outlook for, interest rates.

Our Manager’s due diligence may not reveal all factors or risks affecting a property.

There can be no assurance that our Manager’s due diligence processes will uncover all relevant facts that would be material to an investment decision. Before making an investment, our Manager will assess the strength of the underlying properties and any other factors that it believes are material to the performance of the investment. In making the assessment and otherwise conducting customary due diligence, our Manager will rely on the resources available to it and, in some cases, investigations by third parties.

The actual rents we receive for the properties in our portfolio may be less than estimated market rents, and we may experience a decline in realized rental rates from time to time, which could adversely affect our financial condition, results of operations and cash flow.

As a result of potential factors, including competitive pricing pressure in our markets, a general economic downturn and the desirability of our properties compared to other properties in our markets, we may be unable to realize our estimated market rents across the properties in our portfolio. In addition, depending on market rental rates at any given time as compared to expiring leases on properties in our portfolio, from time-to-time rental rates for expiring leases may be higher than starting rental rates for new leases. If we are unable to obtain sufficient rental rates across our portfolio, then our ability to generate cash flow growth will be negatively impacted.

Properties that have significant vacancies could be difficult to sell, which could diminish the return on these properties.

A property may incur vacancies either by the expiration of tenant leases or the continued default of tenants under their leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available for distribution to our stockholders. In addition, the resale value of the property could be diminished because the market value of our properties will depend principally upon the value of the cash flow generated by the leases associated with that property.

Further, a decline in general economic conditions in the markets in which our investments are located or in the U.S. generally could lead to an increase in tenant defaults, lower rental rates and less demand for commercial real estate space in those markets. As a result of these trends, we may be more inclined to provide leasing incentives to our tenants in order to compete in a more competitive leasing environment. Such trends may result in reduced revenue and lower resale value of properties.

We may enter into long-term leases with tenants in certain properties, which may not result in fair market rental rates over time.

We may enter into long-term leases with tenants of certain of our properties or include renewal options that specify a maximum rate increase. These leases often provide for rent to increase over time; however, if we do not accurately judge the potential for increases in market rental rates, we may set the terms of these long-term leases at levels such that, even after contractual rent increases, the rent under our long-term leases is less than then-current market rates. Further, we may have no ability to terminate those leases or to adjust the rent to then-prevailing market rates. As a result, our cash available for distribution could be lower than if we did not enter into long-term leases.

Certain properties that we acquire may not have efficient alternative uses and we may have difficulty leasing them to new tenants and/or have to make significant capital expenditures to get them to do so.

Certain of our properties may be difficult to lease to new tenants, should the current tenant terminate or choose not to renew its lease. These properties generally have received significant tenant-specific improvements and only very specific tenants may be able to use such improvements, making the properties very difficult to re-lease in their current condition. Additionally, an interested tenant may demand that, as a condition of executing a lease for the property, we finance and construct significant improvements so that the tenant could use the property. This expense may decrease cash available for distribution, as we likely would have to (i) pay for the improvements up-front or (ii) finance the improvements at potentially unattractive terms.

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We depend on tenants for our revenue, and lease defaults or terminations could reduce our net income and limit our ability to pay dividends to our stockholders.

The success of our investments materially depends on the financial stability of our tenants. A default or termination by a tenant on its lease payments to us would cause us to lose the revenue associated with such lease and require us to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our property. If a tenant defaults on or terminates a lease, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss.

We expect to acquire primarily qualified opportunity zone investments, with a focus on markets with favorable risk-return characteristics. If our investments in these geographic areas experience adverse economic conditions, our investments may lose value and we may experience losses.

We expect to use substantially all of the net proceeds from future offerings to acquire a diversified portfolio of qualified opportunity zone investments with a focus on markets where we feel that the risk-return characteristics are favorable. These investments will carry the risks associated with certain markets where we end up acquiring properties. As a result, we may experience losses as a result of being overly concentrated in certain geographic areas. A worsening of economic conditions in U.S. markets and, in particular, the markets where we end up acquiring properties, could have an adverse effect on our business and could impair the value of our collateral.

Prospective investment opportunities will be in low-income areas.

Investment opportunities will primarily include projects and initiatives located in low-income areas, including, without limitation, low-income housing developments and businesses located in low-income areas. There are significant risks associated with the ownership of these projects and initiatives. There may be federal, state, and local governmental regulatory restrictions on the operation, rental and transfer of these investments, such as the requirement that the owners of the investments rent or sell certain residential units to persons or families of low or moderate income and that the amount of rent that may be charged for these units may be less than market rates. These restrictions may adversely affect economic performance relative to properties that are not subject to these restrictions. For example, selling property that is subject to affordable housing regulatory restrictions may limit its sale price, and accordingly adversely impact the Company’s investment performance. In addition, the long-term nature of investments in government-assisted housing limits the ability of the Company to vary its portfolio in response to changing economic, financial and investment conditions; these properties are also subject to changes in local economic circumstances and housing patterns, as well as rising operating costs, vacancies, rent collection difficulties, energy shortages and other factors which have an impact on real estate values. These properties also require greater management expertise and may have higher operating expenses than conventional housing projects. Properties in low-income areas may also (a) be in an early stage of development and not have a proven operating history, (b) be operating at a loss or have significant variations in operating results, (c) be engaged in a rapidly changing business with products subject to a substantial risk of obsolescence, (d) require substantial additional capital to support their operations, to finance expansion or to maintain their competitive position, (e) rely on the services of a limited number of key individuals, the loss of any of whom could significantly adversely affect a project’s performance, (f) face intense competition, including competition from companies and projects with greater financial resources, more extensive development, marketing and other capabilities, and a larger number of qualified management and technical personnel, (g) utilize innovative and untested operational and business strategies, including new business partnerships and teams, and (h) otherwise have a weak financial condition or be experiencing financial difficulties that could result in insolvency, liquidation, dissolution, reorganization or bankruptcy of the project. Further, there is often less publicly available information concerning these properties than for larger, more established businesses. These risks may adversely affect the performance of the properties and result in substantial losses. Furthermore, many of the risks associated with investing in real estate may be exacerbated in connection with properties in low-income areas. A downturn in the economy may impact the success of businesses in low-income areas and the operations of tenants in low-income areas. Businesses in which the Company has invested may experience declining revenues or file for bankruptcy. In addition, tenants in properties held by the Company may experience declining revenues, vacate the premises early, or file for bankruptcy, which could reduce a tenant’s ability to pay base rent, percentage rent or other charges. Further, the Company’s ability to re-lease vacant spaces may be negatively impacted by the economic environment. As a result, a downturn in the economy could have a material adverse effect on the Company’s performance.

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We may make investments in Distressed or Troubled Assets including Turnaround Situations.

The Company may make substantial investments in non-performing, underperforming, or other troubled assets, which involve a high degree of financial risk and are experiencing or are expected to experience severe financial difficulties, which may never be overcome and, as a result, may lead to a loss of some or all of the Company’s investment. These investments may have been originated by financial institutions that are insolvent, in serious financial difficulty, or no longer in existence; and, as a result, the standards by which these investments were originated, the recourse to the selling institution, or the standards by which these investments are being serviced or operated may be adversely affected. In addition, certain of the Company’s investments may become subject to compromise and/or discharge under the U.S. Bankruptcy Code (the “Bankruptcy Code”). Entities that later file for relief as debtors in proceedings under Chapter 11 of the Bankruptcy Code may, in certain circumstances, be subject to litigation which could further impair value. Under certain circumstances, payments to the Company and distributions by the Company to Stockholders may be reclaimed in these proceedings if any payment or distribution is later determined to have been a fraudulent conveyance or a preferential payment or the equivalent under the laws of certain jurisdictions. Bankruptcy laws may delay the ability of the Company to realize on collateral for loan positions held by it or may adversely affect the priority of the loans through doctrines such as equitable subordination. Bankruptcy laws may also result in a restructuring of the debt without the Company’s consent under the “cramdown” provisions of the bankruptcy laws and may also result in a discharge of all or part of the debt without payment to the Company. In addition, a property or entity involved in a turnaround situation entails significant risks if the Company’s evaluation of the anticipated outcome of the situation should prove incorrect. Furthermore, an investment in a property or entity involved in a turnaround situation may be adversely impacted if the Company’s evaluation of the timing of the outcome should prove incorrect.

Any labor relations discord or work stoppage could negatively affect our investment returns.

Certain properties, companies or businesses which the Company may operate or in which the Company may invest may have unionized work forces or employees who are covered by a collective bargaining agreement, which could subject its activities and labor relations matters to complex laws and regulations relating unionized work forces. Moreover, a business’s operations and profitability could suffer if it experiences labor relations problems. Upon the expiration of any collective bargaining agreements, these properties, companies or businesses may be unable to negotiate new collective bargaining agreements on terms favorable to it, and its business operations at one or more of its facilities may be interrupted as a result of labor disputes or difficulties and delays in the process of renegotiating its collective bargaining agreements. A work stoppage at one or more of a business’s facilities could have a material adverse effect on its business, results of operations and financial condition. Any problems may also adversely affect the Company’s ability to implement its investment objectives.

If any of our significant tenants were adversely affected by a material business downturn or were to become bankrupt or insolvent, our results of operations could be adversely affected.

General and regional economic conditions may adversely affect our major tenants and potential tenants in our markets. Our major tenants may experience a material business downturn, which could potentially result in a failure to make timely rental payments and/or a default under their leases. In many cases, through tenant improvement allowances and other concessions, we will have made substantial up-front investments in the applicable leases that we may not be able to recover. In the event of a tenant default, we may experience delays in enforcing our rights and may also incur substantial costs to protect our investments.

The bankruptcy or insolvency of a major tenant or lease guarantor may adversely affect the income produced by our properties and may delay our efforts to collect past due balances under the relevant leases and could ultimately preclude collection of these sums altogether. If a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages that is limited in amount and which may only be paid to the extent that funds are available and in the same percentage as is paid to all other holders of unsecured claims.

If any of our significant tenants were to become bankrupt or insolvent, suffer a downturn in their business, default under their leases, fail to renew their leases or renew on terms less favorable to us than their current terms, our results of operations and cash flow could be adversely affected.

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We intend to enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements or participations with affiliates of our Sponsor and Manager.

All of our assets are and will continue to be held by, and all of our operations are and will continue to be conducted through one or more operating companies (each an “Operating Company” and together the “Operating Companies”), either directly or indirectly through subsidiaries. To further diversify our investment portfolio, we also intend to enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements or participations with affiliates of our Sponsor and Manager, or its affiliates, (collectively referred to as the “Park View Group”), as well as independent developers and owners.

We anticipate acquiring an interest in properties where a member of the Park View Group will act as general partner or co-general partner, manager or co-manager, developer or co-developer, or any of the foregoing, substantially all of which will be structured in one of the following formats:

•	A member of the Park View Group will act as the general partner, manager or managing member of a joint venture in which our Operating Companies, directly or indirectly through subsidiaries, will participate as limited partners or non-managing members, and a member of the Park View Group will act as the developer of the projects owned by the joint venture.

•	A member of the Park View Group will act as the general partner, manager or managing member of joint ventures in which subsidiaries of our Operating Companies will participate as limited partners or non-managing members. A member of the Park View Group will partner with local developers to create satellite offices, which will act as the developer for multiple joint venture projects with our Operating Companies, directly or indirectly through subsidiaries, within specific regions of the United States and its territories.

•	Our Manager or a member of Park View Group will set up exclusive programmatic joint ventures with experienced regional developers to co-invest and co-develop in one or more projects within specific regions of the United States and its territories. A member of the Park View Group will act as the general partner, manager or managing member of the programmatic joint ventures with subsidiaries of our Operating Companies participating limited partners or non-managing members.

•	Our Manager or a member of the Park View Group will enter into joint ventures with experienced local developers to co-invest and co-develop projects on a deal-by-deal basis. A member of the Park View Group will act as the general partner, manager or managing member of the joint ventures with subsidiaries of our Operating Companies participating as limited partners or non-managing members. A member of the Park View Group will act as the co-developer of projects with the joint venture partners and developers.

•	Our Manager or a member of the Park View Group will enter into joint ventures with independent third-party experienced local developers to co-invest and co-develop on our behalf. Typically, the joint venture partners and developers will act as the general partner or managing member for the joint ventures with subsidiaries of our Operating Companies participating as limited partners or non-managing members.

We do not anticipate members of the Park View Group making any capital commitments to, or cash investments in, any of our joint venture investments. In addition, any membership interests that members of the Park View Group hold in our joint venture investments in their capacity as a general partner, manager or managing member will be exempt from paying any promotes.

Under these joint venture arrangements, members of the Park View Group, their development affiliates and co-development partners will be entitled to receive project level fees, reimbursement by the joint ventures for fees and expenses, on a deal-by-deal basis and other fees.

We may make a substantial amount of joint venture investments, including with affiliates of our Manager and Sponsor, such as members of the Park View Group. Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on the financial condition of our joint venture partners and disputes between us and our joint venture partners.

We may co-invest in joint ventures with affiliates of our Manager and Sponsor, including members of the Park View Group, or third parties in partnerships or other entities that own real estate properties. We may acquire non-controlling interests in joint ventures. Even if we have some control in a joint venture, we would not be in a position to exercise sole decision-making authority regarding the joint venture. Investments in joint ventures may, under certain circumstances, involve risks not present were another party not involved, including the possibility that joint venture partners might become bankrupt or fail to fund their required capital contributions. Joint venture partners may have economic or other business interests or goals that are inconsistent with our business interests or goals and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the joint venture partner would have full control over the joint venture. Disputes between us and joint venture partners may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business. Consequently, actions by or disputes with joint venture partners might result in subjecting properties owned by the joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our joint venture partners.

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If we have a right of first refusal to buy out a joint venture partner, we may be unable to finance such a buy-out if it becomes exercisable or we are required to purchase such interest at a time when it would not otherwise be in our best interest to do so. If our interest is subject to a buy/sell right, we may not have sufficient cash, available borrowing capacity or other capital resources to allow us to elect to purchase an interest of a joint venture partner subject to the buy/sell right, in which case we may be forced to sell our interest as the result of the exercise of such right when we would otherwise prefer to keep our interest. In some joint ventures we may be obligated to buy all or a portion of our joint venture partner’s interest in connection with a crystallization event, and we may be unable to finance such a buy-out when such crystallization event occurs, which may result in interest or other penalties accruing on the purchase price. If we buy our joint venture partner’s interest, we will have increased exposure in the underlying investment. The price we use to buy our joint venture partner’s interest or sell our interest is typically determined by negotiations between us and our joint venture partner and there is no assurance that such price will be representative of the value of the underlying property or equal to our then-current market valuation of our interest in the joint venture. Finally, we may not be able to sell our interest in a joint venture if we desire to exit the venture for any reason or if our interest is likewise subject to a right of first refusal of our joint venture partner, our ability to sell such interest may be adversely impacted by such right. Joint ownership arrangements with affiliates of our Manager and Sponsor, including members of the Park View Group, may also entail further conflicts of interest. Some additional risks and conflicts related to our joint venture investments (including joint venture investments with our Manager, Sponsor and members of the Park View Group) include:

•	the joint venture partner may have economic or other interests that are inconsistent with our interests, including interests relating to the financing, management, operation, leasing or sale of the assets purchased by such joint venture;
•	tax, Investment Company Act and other regulatory requirements applicable to the joint venture partner may cause it to want to take actions contrary to our interests;
•	the joint venture partner may have joint control of the joint venture even in cases where its economic stake in the joint venture is significantly less than ours;
•	under the joint venture arrangement, neither we nor the joint venture partner will be in a position to unilaterally control the joint venture, and deadlocks may occur. Such deadlocks could adversely impact the operations and profitability of the joint venture, including as a result of the inability of the joint venture to act quickly in connection with a potential acquisition or disposition. In addition, depending on the governance structure of such joint venture partner, decisions of such vehicle may be subject to approval by individuals who are independent of us;
•	under the joint venture arrangement, we and the joint venture partner may have a buy/sell right and, as a result of an impasse that triggers the exercise of such right, we may be forced to sell our investment in the joint venture, or buy the joint venture partner’s share of the joint venture at a time when it would not otherwise be in our best interest to do so; and
•	our participation in investments in which a joint venture partner participates will be less than what our participation would have been had such other vehicle not participated, and because there may be no limit on the amount of capital that such joint venture partner can raise, the degree of our participation in such investments may decrease over time.

Furthermore, we may have conflicting fiduciary obligations if we acquire properties with our affiliates or other related entities; as a result, in any such transaction we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

Actions of any co-investment partners that we may have in the future could reduce the returns on co-investment investments.

We may enter into co-investments to acquire properties and other assets. We may also purchase and develop properties in co-investments or in partnerships, co-tenancies or other co-ownership arrangements. Such investments may involve risks not otherwise present with other methods of investment, including, for example, the following risks:

•	that our co-venturer, co-tenant or partner in an investment could become insolvent or bankrupt;

•	that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;

•	that such co-venturer, co-tenant or partner may be delegated certain “day-to-day” property operating procedures;

•	that such co-venturer, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

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•	that disputes between us and our co-venturer, co-tenant or partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our operations.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce our returns on that investment.

Costs imposed pursuant to governmental laws and regulations may reduce our net income.

Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties, or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns.

Some of these laws and regulations may impose joint and several liability on the tenants, owners, or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of our tenants, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.

The presence of hazardous substances, or the failure to effectively manage, insure, bond over, or remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to our stockholders.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce the amounts available for distribution to stockholders.

We expect that all of our properties will be subject to Phase I environmental assessments at the time they are acquired; however, such assessments may not provide complete environmental histories due, for example, to limited available information about prior operations at the properties or other gaps in information at the time we acquire the property. A Phase I environmental assessment is an initial environmental investigation to identify potential environmental liabilities associated with the current and past uses of a given property. If any of our properties were found to contain hazardous or toxic substances after our acquisition, the value of our investment could decrease below the amount paid for such investment.

Costs associated with complying with the Americans with Disabilities Act may decrease available cash.

Our properties may be subject to the Americans with Disabilities Act of 1990, as amended, or the ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Any funds used for ADA compliance will reduce our net income.

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Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows.

There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pandemics, pollution or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses. If any of our properties incur a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured or under insured loss, which may reduce the value of your investment. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured or under insured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings.

Hedging against interest rate exposure may adversely affect our earnings, limit our gains or result in losses.

We may enter into interest rate swap agreements or pursue other interest rate hedging strategies. Our hedging activity will vary in scope based on the level of interest rates, the type and expected duration of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability or asset;

•	our hedging opportunities may be limited by the treatment of income from hedging transactions under the rules determining REIT qualification;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

•	the party owing money in the hedging transaction may default on its obligation to pay; and

•	we may purchase a hedge that turns out not to be necessary, i.e., a hedge that is out of the money.

Any hedging activity we engage in may adversely affect our earnings. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate, inflation and/or currency risks will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges (1) interest rate risk on liabilities incurred to carry or acquire real estate, (2) risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% gross income tests or (3) certain other offsetting positions, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

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Many of our investments are illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.

Many factors that are beyond our control affect the real estate market and could affect our ability to sell properties and other investments for the price, on the terms or within the time frame that we desire. These factors include general economic conditions, the availability of financing, interest rates and other factors, including supply and demand. Because real estate investments are relatively illiquid, we have a limited ability to vary our portfolio in response to changes in economic or other conditions. Further, before we can sell a property on the terms we want, it may be necessary to expend funds to correct defects or to make improvements. However, we can give no assurance that we will have the funds available to correct such defects or to make such improvements. As a result, we expect many of our investments will be illiquid, and if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments and our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

Declines in the market values of our investments may adversely affect periodic reported results of operations and credit availability, which may reduce earnings.

Some of our assets will be classified for accounting purposes as “available-for-sale.” These investments are carried at estimated fair value and temporary changes in the market values of those assets will be directly charged or credited to stockholders’ equity without impacting net income on the income statement. Moreover, if we determine that a decline in the estimated fair value of an available-for-sale security falls below its amortized value and is not temporary, we will recognize a loss on that security on the income statement, which will reduce our earnings in the period recognized.

A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we may have to sell assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings.

Further, credit facility providers may require us to maintain a certain amount of cash reserves or to set aside unlevered assets sufficient to maintain a specified liquidity position, which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.

Market values of our investments may decline for a number of reasons, such as changes in prevailing market capitalization rates, increases in market vacancy, or decreases in market rents.

If we sell a property by providing financing to the purchaser, we will bear the risk of default by the purchaser.

If we decide to sell any of our properties, we intend to use our best efforts to sell them for cash; however, in some instances, we may sell our properties by providing financing to purchasers. When we provide financing to a purchaser, we will bear the risk that the purchaser may default. Even in the absence of a purchaser default, the distribution of the proceeds of the sale to our stockholders, or the reinvestment of the proceeds in other assets, will be delayed until the promissory note or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed.

Risks Related to Our Corporate Structure

The ownership limits that apply to REITs, as prescribed by the Code and by our charter, limit the number of shares a person may own, which may inhibit market activity in shares of our common stock and restrict our business combination opportunities.

In order for us to qualify as a REIT, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after the first year for which we elect to qualify as a REIT. Additionally, at least 100 persons must beneficially own our stock during at least 335 days of a taxable year (other than the first taxable year for which we elect to be taxed as a REIT). Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements of the Code, our charter prohibits a person from directly, beneficially or constructively owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock, unless exempted by our Board of Directors. These 9.8% ownership limitations will apply as of the first date of the second taxable year for which we elect to be treated as a REIT. However, our charter will also prohibit any actual, beneficial or constructive ownership of our shares that causes us to fail to qualify as a REIT (including any ownership that would result in any of our income that would otherwise qualify as “rents from real property” for purposes of the REIT rules to fail to qualify as such) and such ownership limitation shall not be waived. In addition, our charter will prohibit a person from owning actually or constructively shares of our outstanding capital stock if such ownership would result in any of our income that would otherwise qualify as “rents from real property” for purposes of the REIT rules to fail to qualify as such. Our Board of Directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the 9.8% ownership limits or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT. These restrictions may have the effect of delaying, deferring, or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock or otherwise be in the best interest of our stockholders.

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Rapid changes in the values of our assets may make it more difficult for us to maintain our qualification as a REIT or our exception from the definition of an investment company under the Investment Company Act of 1940.

If the market value or income potential of our qualifying real estate assets changes as compared to the market value or income potential of our non-qualifying assets, or if the market value or income potential of our assets that are considered “real estate-related assets” under the Investment Company Act or REIT qualification tests changes as compared to the market value or income potential of our assets that are not considered “real estate-related assets” under the Investment Company Act or REIT qualification tests, whether as a result of increased interest rates, prepayment rates or other factors, we may need to modify our investment portfolio in order to maintain our REIT qualification or exception from the definition of an investment company. If the decline in asset values or income occurs quickly, this may be especially difficult, if not impossible, to accomplish. This difficulty may be exacerbated by the illiquid nature of many of the assets that we may own. We may have to make investment decisions that we otherwise would not make absent REIT and Investment Company Act considerations.

If funding becomes unavailable, we may be unable to complete contractual obligations or planned property improvements.

The availability of both equity and debt financing can change rapidly. We may face situations where access to financing is less than we anticipated. Restricted access to capital markets could lead to additional costs if it causes us to have difficulty fulfilling contractual obligations or leaves us unable to complete the improvement of a property in a timely manner.

 Breaches of our data security could materially harm us, including our business, financial performance and reputation.

We collect and retain certain personal information provided by our actual and prospective investors during the subscription process, as well as our tenants and employees. Security measures we have implemented to protect the confidentiality of this information and periodically review and improve our security measures may not prevent unauthorized access to this information. Any breach of our data security measures and loss of this information may result in legal liability and costs (including damages and penalties), as well as damage to our reputation, that could materially and adversely affect us, including our business and financial performance.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Tier 2 issuer, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We are in the process of evaluating whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

Risks Related to Sources of Financing and Hedging

We may incur significant debt, which may subject us to increased risk of loss.

Subject to market conditions and availability, we may incur significant debt through bank credit facilities (including term loans and revolving facilities), repurchase agreements, warehouse facilities and structured financing arrangements, public and private debt issuances and derivative instruments, in addition to transaction or asset specific funding arrangements. The percentage of leverage we employ will vary depending on our available capital, our ability to obtain and access financing arrangements with lenders, debt restrictions contained in those financing arrangements and the lenders’ and rating agencies’ estimate of the stability of our investment portfolio’s cash flow. Our targeted aggregate property-level leverage, excluding any debt at the REIT level or on assets under development or renovation, after we have acquired a substantial portfolio of stabilized properties, is between 50-70% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. During the period when we are acquiring, constructing and/or renovating our investments, we may employ greater leverage on individual assets. Our Manager may from time to time modify our leverage policy in its discretion. Incurring substantial debt could subject us to many risks that, if realized, would materially and adversely affect us, including the risk that:

•	our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt or we may fail to comply with all of the other covenants contained in the debt, which is likely to result in (a) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, (b) our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements or pay dividends of excess cash flow held in reserve by such financing sources, and/or (c) the loss of some or all of our assets to foreclosure or sale;

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•	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase with higher financing costs;

•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, stockholder dividends or other purposes; and

•	we are not able to refinance debt that matures prior to the investment it was used to finance on favorable terms, or at all. There can be no assurance that a leveraging strategy will be successful.

Any lending facilities will likely impose restrictive covenants.

Any lending facilities which we enter would be expected to contain customary negative covenants and other financial and operating covenants that, among other things, may affect our ability to incur additional debt, make certain investments or acquisitions, reduce liquidity below certain levels, pay dividends to our stockholders, redeem debt or equity securities and impact our flexibility to determine our operating policies and investment strategies. For example, such loan documents may contain negative covenants that limit, among other things, our ability to repurchase our common stock, distribute more than a certain amount of our net income or funds from operations to our stockholders, employ leverage beyond certain amounts, sell assets, engage in mergers or consolidations, grant liens, and enter into transactions with affiliates (including amending the management agreement with our Manager in a material respect). If we fail to meet or satisfy any such covenants, we would likely be in default under these agreements, and the lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their interests against existing collateral. We could also become subject to cross-default and acceleration rights and, with respect to collateralized debt, the posting of additional collateral and foreclosure rights upon default. Further, such restrictions could also make it difficult for us to satisfy the qualification requirements necessary to maintain our status as a REIT.

Interest rate fluctuations could increase our financing costs and reduce our ability to generate income on our investments, each of which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments.

Our primary interest rate exposures will relate to the yield on our investments and the financing cost of our debt, as well as our interest rate derivatives that we utilize for hedging purposes. Changes in interest rates will affect our net interest income, which is the difference between the income we earn on our investments and the interest expense we incur in financing these investments. Interest rate fluctuations resulting in our interest expense exceeding income would result in operating losses for us. Changes in the level of interest rates also may affect our ability to invest in investments, the value of our investments and our ability to realize gains from the disposition of assets.

To the extent that our financing costs will be determined by reference to floating rates, such as LIBOR or a Treasury index, plus a margin, the amount of such costs will depend on a variety of factors, including, without limitation, (a) for collateralized debt, the value and liquidity of the collateral, and for non-collateralized debt, our credit, (b) the level and movement of interest rates, and (c) general market conditions and liquidity. In a period of rising interest rates, our interest expense on floating rate debt would increase, while any income we earn may not compensate for such increase in interest expense.

Our operating results will depend, in part, on differences between the income earned on our investments, net of credit losses, and our financing costs. For any period during which our investments are not match-funded, the income earned on such investments may respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may immediately and significantly decrease our results of operations and cash flows and the market value of our investments.

Any bank credit facilities and repurchase agreements that we may use in the future to finance our assets may require us to provide additional collateral or pay down debt.

We may utilize bank credit facilities or repurchase agreements (including term loans and revolving facilities) and/or guarantee arrangements to finance our assets if they become available on acceptable terms. Such financing arrangements, including any guarantees, would involve the risk that the market value of any investments pledged by us to the provider of the bank credit facility or repurchase agreement counterparty may decline in value, in which case the lender may require us to provide additional collateral or to repay all or a portion of the funds advanced. We may not have the funds available to repay our debt at that time, which would likely result in defaults unless we are able to raise the funds from alternative sources, which we may not be able to achieve on favorable terms or at all. Posting additional collateral would reduce our liquidity and limit our ability to leverage our assets. If we cannot meet these requirements, the lender could accelerate our indebtedness or enforce our guarantee, increase the interest rate on advanced funds and terminate our ability to borrow funds from it, which could materially and adversely affect our financial condition and ability to implement our investment strategy. In addition, if the lender files for bankruptcy or becomes insolvent, our loans and guarantees may become subject to bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of these assets. Such an event could restrict our access to bank credit facilities and increase our cost of capital. The providers of bank credit facilities and repurchase agreement financing may also require us to maintain a certain amount of cash or set aside assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on assets. If we are unable to meet these collateral obligations, our financial condition and prospects could deteriorate rapidly.

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There can be no assurance that we will be able to obtain additional bank credit facilities or repurchase agreements on favorable terms, or at all.

We may give full or partial guarantees to lenders of mortgage debt to the entities that own our properties.

When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, there is a risk that more than one real property may be affected by a default.

Our access to sources of financing may be limited and thus our ability to grow our business and to maximize our returns may be adversely affected.

Subject to market conditions and availability, we may incur significant debt through bank credit facilities (including term loans and revolving facilities), repurchase agreements, warehouse facilities and structured financing arrangements, public and private debt issuances and derivative instruments, in addition to transaction or asset specific funding arrangements. We may also issue additional debt or equity securities to fund our growth.

Our access to sources of financing will depend upon a number of factors, over which we have little or no control, including:

•	general economic or market conditions;

•	the market’s view of the quality of our assets;

•	the market’s perception of our growth potential; and

•	our current and potential future earnings and cash dividends.

We will need to periodically access the capital markets to raise cash to fund new investments. Unfavorable economic or capital market conditions may increase our funding costs, limit our access to the capital markets or could result in a decision by our potential lenders not to extend credit. An inability to successfully access the capital markets could limit our ability to grow our business and fully execute our business strategy and could decrease our earnings, if any. In addition, uncertainty in the capital and credit markets could adversely affect one or more private lenders and could cause one or more of our private lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing. In addition, if regulatory capital requirements imposed on our private lenders change, they may be required to limit, or increase the cost of, financing they provide to us. In general, this could potentially increase our financing costs and reduce our liquidity or require us to sell assets at an inopportune time or price. No assurance can be given that we will be able to obtain any such financing on favorable terms or at all.

Hedging instruments often are not traded on regulated exchanges or guaranteed by an exchange or its clearing house, and involve risks and costs that could result in material losses.

The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates, we may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges or guaranteed by an exchange or its clearing house. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price.

Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in significant losses.

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REIT Risks

Failure to qualify as a REIT would reduce our net earnings available for investment or distribution.

Our qualification as a REIT will depend upon our ability to meet requirements regarding our organization and ownership, dividends of our income, the nature and diversification of our income and assets, and other tests imposed by the Code. If we fail to qualify as a REIT for any taxable year after electing REIT status, we will be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, dividends to stockholders would no longer qualify for the dividends-paid deduction and we would no longer be required to pay dividends. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable taxes.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example:

•	In order to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders (which is determined without regard to the dividends-paid deduction or net capital gain). To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will generally be subject to federal corporate income tax on the undistributed income.

•	We will be subject to a 4% nondeductible excise tax on the amount, if any, by which dividends we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income, and 100% of our undistributed income from prior years.

•	If we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay a tax on that income at the highest corporate income tax rate.

•	If we sell an asset, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% “prohibited transaction” tax unless such sale were made by one of our taxable REIT subsidiaries (TRSs) or we qualified for a “safe harbor” under the Code.

We intend to pay dividends to our stockholders to comply with the REIT requirements of the Code.

REIT distribution requirements could adversely affect our ability to execute our business plan or our liquidity and may force us to borrow funds during unfavorable market conditions.

In order to maintain our REIT status and to meet the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets, even if the then-prevailing market conditions are not favorable for these borrowings or sales. In addition, we may need to reserve cash (including proceeds from future offerings) to satisfy our REIT distribution requirements, even though there are attractive investment opportunities that may be available. To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains. In addition, we will be subject to corporate income tax to the extent we distribute less than 100% of our taxable income including any net capital gain. We intend to make distributions to our stockholders to comply with the requirements of the Code for REITs and to minimize or eliminate our corporate income tax obligation to the extent consistent with our business objectives. Our cash flows from operations may be insufficient to fund required distributions, for example as a result of differences in timing between the actual receipt of income and the recognition of income for U.S. federal income tax purposes, the effect of non-deductible capital expenditures, the creation of reserves or required debt service or amortization payments (including, for example, where a borrower defers the payment of interest in cash pursuant to a contractual right or otherwise). The insufficiency of our cash flows to cover our distribution requirements could have an adverse impact on our ability to raise short- and long-term debt or sell equity securities in order to fund distributions required to maintain our REIT status. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. To address and/or mitigate some of these issues, we may make taxable distributions that are in part paid in cash and in part paid in our common stock. In such cases our stockholders may have tax liabilities from such distributions in excess of the cash they receive. The treatment of such taxable share distributions is not clear, and it is possible the taxable share distribution will not count towards our distribution requirement, in which case adverse consequences could apply.

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To maintain our REIT status, we may be forced to forego otherwise attractive opportunities, which may delay or hinder our ability to meet our investment objectives.

To qualify as a REIT, we must satisfy certain tests on an ongoing basis concerning, among other things, the sources of our income, nature of our assets, and the amounts we distribute to our stockholders. We may be required to pay dividends to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits and the value of our stockholders’ investment.

If we fail to invest a sufficient amount of the net proceeds from selling our common stock in real estate assets within one year from the receipt of the proceeds, we could fail to qualify as a REIT.

Temporary investment of the net proceeds from sales of our common stock in short-term securities and income from such investment generally will allow us to satisfy various REIT income and asset requirements, but only during the one-year period beginning on the date we receive the net proceeds. If we are unable to invest a sufficient amount of the net proceeds from sales of our common stock in qualifying real estate assets within such one-year period, we could fail to satisfy one or more of the gross income or asset tests and/or we could be limited to investing all or a portion of any remaining funds in cash or cash equivalents. If we fail to satisfy any such income or asset test, unless we are entitled to relief under certain provisions of the Code, we could fail to qualify as a REIT

If we form a TRS, our overall tax liability could increase.

Any TRS we form will be subject to U.S. federal, state and local income tax on its taxable income. Accordingly, although our ownership of any TRSs may allow us to participate in the operating income from certain activities that we could not participate in, that operating income will be fully subject to income tax. The after-tax net income of any TRS would be available for distribution to us, however any dividends received by us from our domestic TRSs will only be qualifying income for the 95% REIT income test, not the 75% REIT income test.

Although our use of TRSs may partially mitigate the impact of meeting certain requirements necessary to maintain our qualification as a REIT, there are limits on our ability to own and engage in transactions with TRSs, and a failure to comply with such limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock or securities of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. We may jointly elect with one or more subsidiaries for those subsidiaries to be treated as TRSs for U.S. federal income tax purposes. These TRSs will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but is not required to be distributed to us. We will monitor the value of our respective investments in any TRSs we may form for the purpose of ensuring compliance with TRS ownership limitations and intend to structure our transactions with any such TRSs on terms that we believe are arm’s-length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the TRS ownership limitation or to avoid application of the 100% excise tax.

The tax on prohibited transactions will limit our ability to engage in transactions that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of assets, other than foreclosure property, deemed held primarily for sale to customers in the ordinary course of business (subject to a safe harbor under the Code for certain sales). It may be possible to reduce the impact of the prohibited transaction tax by conducting certain activities through TRSs. However, to the extent that we engage in such activities through TRSs, the income associated with such activities may be subject to full corporate income tax.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate, inflation and/or currency risks will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges (i) interest rate risk on liabilities incurred to carry or acquire real estate, (ii) risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% gross income tests or (iii) certain other offsetting positions, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

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The treatment of an investment in preferred equity could adversely affect our ability to qualify as a REIT.

We may make investments in preferred equity in an entity that directly or indirectly owns real property. Although economically comparable to investments in mezzanine loans in many cases, investments in preferred equity will be treated differently for tax purposes. If the issuer of the preferred equity is taxed as a partnership or an entity disregarded as separate from its owners for U.S. federal income tax purposes (aside from a qualified REIT subsidiary), we will generally be treated as owing an interest in the underlying real estate and other assets of the partnership for tax purposes. As a result, absent sufficient controls to ensure that the underlying real property is operated in compliance with the REIT rules, preferred equity investments may jeopardize our compliance with the REIT income and asset tests. In addition, the treatment of interest-like preferred returns in a partnership or disregarded entity (other than a qualified REIT subsidiary) also is not clear under the REIT rules and could be treated as non-qualifying income. More importantly, in many cases the status of debt-like preferred equity as debt or equity for tax purposes is unclear. The IRS could challenge our treatment of such preferred equity investment for purposes of applying the REIT income and asset tests and, if such a challenge were sustained, we could fail to continue to qualify as REIT. In addition to the risk of loss of REIT status due to nonqualifying income, if the underlying property is dealer property, our gains from the sale of the property would be subject to a 100% tax. In addition, if the issuer of the preferred equity is taxed as a corporation for U.S. federal income tax purposes, such preferred equity generally will be a nonqualifying asset unless the issuer is a REIT, qualified REIT subsidiary or TRS.

If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.

In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. In order for dividends to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the dividends must not be “preferential dividends.” A dividend is generally not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in the REIT’s organizational documents. There is no de minimis exception with respect to preferential dividends. Therefore, if the IRS were to take the position that we inadvertently paid a preferential dividend, we may be deemed either to (a) have distributed less than 100% of our REIT taxable income and be subject to tax on the undistributed portion, or (b) have distributed less than 90% of our REIT taxable income and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure.

Sales of our assets may constitute “prohibited transactions,” which are subject to a 100% tax.

Net income derived from prohibited transactions is subject to a 100% tax. The term “prohibited transactions” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the specific facts and circumstances. The Code provides a safe harbor pursuant to which sales of properties held for at least two years (which period, for property being developed, does not begin to run until the property is placed in service) and meeting certain additional requirements will not be treated as prohibited transactions, but compliance with the safe harbor may not always be practical. We intend to continue to conduct our operations so that no asset that we own (or are treated as owning) will be treated as held as inventory or for sale to customers and that a sale of any such asset will not be treated as having been in the ordinary course of our business. However, we may have to sell assets from time to time to satisfy our REIT distribution requirements, to satisfy other REIT requirements, or for other purposes. In addition, part of our investment strategy is to purchase assets that provide an opportunity for gain through capital appreciation, and we may sell such assets if beneficial opportunities arise. Therefore, no assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that the safe-harbor provisions will apply. The potential application of the prohibited transactions tax could cause us to forego potential dispositions of other property or to forego other opportunities that might otherwise be attractive to us (such as developing property for sale), or to undertake such dispositions or other opportunities through a TRS, which would generally result in corporate income taxes being incurred.

The tax laws or regulations governing REITs or the administrative interpretations thereof may be amended at any time. We cannot predict if or when any new or amended law, regulation, or administrative interpretation will be adopted, promulgated, or become effective, and any such change may apply retroactively. We and our security holders may be adversely affected by any new or amended law, regulation, or administrative interpretation.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted. The Tax Act makes significant changes to the U.S. federal income tax rules related to the taxation of individuals and corporations, generally effective for taxable years beginning after December 31, 2017. In addition to reducing corporate and non-corporate tax rates, the Tax Act eliminates and restricts various deductions and limits the ability to utilize net operating losses. Most of the changes applicable to individuals are temporary and apply only to taxable years beginning after December 31, 2017, and before January 1, 2026. The Tax Act makes numerous large and small changes to the tax rules that do not affect REITs directly but may affect our security holders and may indirectly affect us.

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Prospective investors are urged to consult with their tax advisors with respect to the status of the Tax Act and any other regulatory or administrative developments and proposals and their potential effect on investment in our securities.

Qualified Opportunity Fund Risks

Complying with QOF Regulations Could Have a Material Adverse Effect on the Company’s Performance

Complying with Subchapter Z and any legislation or administrative guidance issued in connection with Subchapter Z could have a material adverse effect on the performance of the Company and/or some or all of the Stockholders. For example, in order for Stockholders to be able to take advantage of certain of the tax benefits afforded to them under Subchapter Z, the Company may hold an asset for a longer period of time than the Adviser or the Sub-Adviser would otherwise determine to be optimal absent legislation.

The permitted acquisitions that a QOF may make under Subchapter Z are highly limited, which may result in the Adviser and the Sub-Adviser being unable to source attractive opportunities, the Company’s property portfolio being highly concentrated and/or the Company not taking advantage of opportunities the Adviser or the Sub-Adviser may find attractive, but that do not comply with the permitted acquisitions under the legislation. In addition, as further described in “U.S. Federal Income Tax Considerations —Qualified Opportunity Fund Tax Benefits—Opportunity Zones and Qualifying as a QOF,” a QOF, as defined in Section 1400Z-2(d) of the Code, is any investment vehicle that (i) is organized as either a corporation or a partnership for the purpose of investing in “qualified opportunity zone property” (within the meaning of Section 1400Z-2(d)(2) of the Code) (“QOZP”) and (ii) holds at least 90% of its assets in QOZP (the “90-Percent Test”). The 90-Percent Test is applied by measuring the average of the percentage of QOZP held by the QOF (i) on the last day of the first six-month period of each taxable year of the QOF and (ii) on the last day of each taxable year of the QOF. For purposes of the 90-Percent Test, the Regulations do not treat cash held directly by a QOF as QOZP. QOZP includes certain interests in “qualified opportunity zone businesses” (or “QOZBs”) and the Regulations establish, in the context of defining a “qualified opportunity zone business”, a 31-month working capital safe harbor for businesses that acquire, construct, or rehabilitate tangible business property in a QOZ. The safe harbor allows a QOF, in determining whether a business in which the QOF has invested is a QOZB, to treat the business’s cash, cash equivalents, and debt instruments with a term of 18 months or less as working capital that does not disqualify the business from being a QOZB provided that certain requirements have been satisfied, including: (i) the business has a written plan that identifies the working capital as (A) property held for the acquisition, construction, or substantial improvement of tangible property in the opportunity zone or (B) to develop a trade or business in the QOZ, (ii) the business has a written schedule showing that the working capital will be used within 31 months, and (iii) the business substantially complies with the schedule.

The Regulations clarify that a QOZB that ultimately needs more than 31 months to comply with the written plan does not lose the benefit of the safe harbor if the delay is attributable to waiting for government action the application for which is completed during the 31-month period. The QOZB may not be treated as violating the safe harbor, so long as its expenditure of working capital “substantially complies” with such plan. The Regulations do not define “substantially complies.” As a result of the above, the Company may, directly or indirectly, be unable to fulfill ongoing expenses related to its operations and investments, including property development or improvement costs, which could have a material adverse effect on the Company and its portfolio. Further, because the Company may be unable to directly hold the cash necessary to fund development costs or other ongoing expenses associated with investments, and may be unable to indirectly hold such cash for longer than 31 months, the Company may be limited in the types of investments in which the Company can participate. In the event that the Company is unable to deploy the necessary capital to meet these obligations, the value of the Company’s investments may be significantly diminished. In addition, under these circumstances, the Adviser will be incentivized to invest the Company’s cash into qualifying investments on an expedited basis in order to meet the 90% Asset Test, which may limit the Company’s ability to perform thorough due diligence on any potential acquisitions, result in the Company making acquisitions that the Adviser would not otherwise have made absent this restriction, or result in the Company’s portfolio being highly concentrated.

Opportunity zone properties may trade at a premium.

We intend to participate in transactions that are attractive economically regardless of tax incentives. However, it is possible that at times opportunity zone properties may trade at a premium. If a stockholder’s holding period is less than 10 years, they may be exposed to paying an opportunity zone property premium without receiving the full opportunity zone benefit.

Failure to Qualify as a QOF or Attain QOF Benefits.

The Company was formed for the purpose of benefiting from the QOF program, and presently intends to conduct its operations so that it is treated as a QOF within the meaning of Subchapter Z of the Code (“Subchapter Z”). However, no assurances can be provided that the Company will qualify as a QOF or that, even if it does qualify, the tax benefits enumerated in “Summary of Principal Terms—Potential Opportunity Zone Tax Benefits” will be available to any particular investor in the Company.

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There are numerous aspects of Subchapter Z and the TCJA that are subject to interpretation and that will require clarification by the Treasury. The Regulations do not address every important issue and issues remain with respect to the topics addressed by such regulations. It is unclear in what manner the Treasury will resolve the many areas of uncertainty in the QOF program. Technical corrections legislation also may be needed from Congress to clarify certain provisions of the TCJA and to give proper effect to congressional intent. No assurance can be provided that additional legislation will be enacted, and even if enacted, additional legislation may not clearly address all items that require or would benefit from clarification.

The Company may change its acquisition program, its strategies, and the investments or types of investments it may make at any time and from time to time in order to comply with any additional legislation or administrative guidance from Congress or the Treasury. Changes may cause the Company to incur significant costs and/or avoid (or execute on) transactions it otherwise would not have, which could have a material adverse effect on the performance of the Company. However, the Company may determine not to, or may be unable to, comply with the additional legislation or administrative guidance in a manner that will allow investors in the Company to derive any or all of the tax benefits associated with the QOF program. Although the Company currently expects to manage its acquisition program in order to qualify as a QOF, no assurance can be provided in this regard. Further, even if the Company qualifies as a QOF, the Company may determine to manage its acquisition program in a manner that prevents any or all of its investors from continuing to receive any or all of the tax benefits of the QOF program described in “Summary of Principal Terms—Potential Opportunity Zone Tax Benefits.”

In the event that under additional legislation or administrative guidance, the Company will be unable to qualify as a QOF or provide investors with the anticipated tax benefits due to the Company’s current or anticipated structure, strategies and/or practices (or otherwise), the Board, in consultation with the Manager, generally will have a duty to consider whether any changes to the Company or its investment program may be made in order for the Company to qualify as a QOF, but will have no obligation to make any such change. In addition, in the event that additional legislation is not enacted or administrative guidance is not provided in respect of a particular matter relating to Subchapter Z, the Company may take certain actions based on its assumptions regarding the interpretation of certain provisions in Subchapter Z and the IRS may assert positions contrary to these assumptions, which could have an adverse impact on the Company, its status as a QOF, and the tax benefits otherwise afforded to the investors in the Company under Subchapter Z.

A portion of our distributions may be treated as a return of capital for U.S. federal income tax purposes, which could reduce the basis of a stockholder’s investment in our common stock and may trigger taxable gains.

A portion of our distributions may be treated as a return of capital for U.S. federal income tax purposes. As a general matter, a portion of our distributions will be treated as a return of capital for U.S. federal income tax purposes if the aggregate amount of our distributions for a year exceeds our current and accumulated earnings and profits for that year. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares.

Legislative, regulatory, or administrative changes could adversely affect us or our security holders.

It is possible that future legislation will be enacted that would repeal Subchapter Z, prematurely end the deferral of gain that has been reinvested in Qualified Opportunity Funds(QOF) take away or curtail the ability of qualified stockholders to eliminate gain from the sale or exchange of QOF shares, or severely limit the types of investments that will qualify as QOZP. No assurances can be provided that the legislation will not be enacted.

Retirement Plan Risks

If the fiduciary of an employee pension benefit plan subject to ERISA (such as profit sharing, Section 401(k) or pension plan) or any other retirement plan or account fails to meet the fiduciary and other standards under ERISA or Section 4975 of the Code as a result of an investment in our common stock, the fiduciary could be subject to penalties.

There are special considerations that apply to employee benefit plans subject to ERISA (such as profit sharing, Section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Code (such as an IRA) that are investing in our shares. Fiduciaries investing the assets of such a plan or account in our common stock should satisfy themselves that:

•	the investment is consistent with their fiduciary and other obligations under ERISA and the Code;

•	the investment is made in accordance with the documents and instruments governing the plan or IRA, including the plan’s or account’s investment policy;

•	the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Code;

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•	the investment in our shares, which is quoted on the OTC with the symbol PVOZ, is consistent with the liquidity needs of the plan or IRA;

•	the investment will not produce an unacceptable amount of “unrelated business taxable income” for the plan or IRA;

•	the fiduciary will be able to comply with the requirements under ERISA and the Code to value our common stock annually; and

•	the investment will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Code may result in the imposition of penalties and could subject the fiduciary to claims for damages or for equitable remedies. In addition, if an investment in our shares constitutes a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified, and all of the assets of the IRA may be deemed distributed and subjected to tax. ERISA plan fiduciaries and IRA custodians should consult with counsel before making an investment in our common stock.

We may become subject to Title I of ERISA, which may lead to the rescission of certain transactions, tax or fiduciary liability and our being held in violation of certain ERISA and Code requirements.

If for any reason our assets are deemed to be “plan assets” because we do not qualify as either a “real estate operating company” or a “venture capital operating company” and there is no other exemption available to prevent our assets from being deemed “plan assets,” certain transactions, including acquisitions, sales and exchanges of properties, might constitute non-exempt prohibited transactions under Section 406 of ERISA and/or Section 4975 of the Code and might have to be rescinded and may give rise to prohibited transaction excise taxes and fiduciary liability. In addition, if our assets are deemed to be “plan assets,” our management may be considered to be fiduciaries under ERISA. In this regard, while we intend to be structured to qualify as either a “real estate operating company” or a “venture capital operating company,” fiduciaries of employee benefit plans subject to Title I of ERISA and/or Section 4975 of the Code should make an independent determination whether such status can be achieved.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited consolidated financial statements and related notes thereto included elsewhere in this Annual Report. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those in this discussion as a result of various factors, including but not limited to those factors discussed under the heading “Risk Factors” in this Annual Report.

Our Stock Offerings

On January 5, 2021, we qualified with the Securities and Exchange Commission (“SEC”) an offering of our common stock, par value $0.01 per share under Regulation A (the “Initial Offering”) to purchase up to $50,000,000 in shares of our common stock on a best efforts basis. On January 13, 2023, we filed our second post-qualification amendment and expect to offer up to $75,000,000 in shares of our common stock on a “best efforts” basis in any rolling 12-month period. The Initial Offering terminated on January 5, 2024, and the Company accepted gross proceeds of approximately $2,863,300 from selling 28,683 shares of common stock under the Initial Offering.

On May 20, 2024, we filed with the SEC on Form 1-A a new offering of our common stock pursuant to Regulation A to purchase up to $74,980,000 in shares of our common stock on a best efforts basis (the “Current Offering”). The SEC qualified the Current Offering on July 10, 2024. As of December 31, 2024, we have sold a total of 4,300 shares of our common stock and raised a total of $430,000 in gross proceeds pursuant to the Current Offering. We have not sold any additional shares as of April 30, 2025.

We intend to continue the Current Offering of the maximum number of shares of our common stock that we are permitted to sell pursuant to Regulation A.

Results of Operations

We were formed on June 19, 2020 and commenced operations in July of 2021. During the period ended December 31, 2022, the Company has not generated any revenue and has incurred approximately $53,000 in operating expenses. In addition, the Company incurred offering costs of approximately $194,000 which are included as a component of stockholders’ equity. During the period ended December 31, 2023, the Company has generated approximately $8,000 in revenue and has incurred approximately $99,000 in operating expenses. During the period ended December 31, 2024, the Company generated approximately $120,000 in revenues and has incurred approximately $92,000 in operating expenses. In addition, the Company incurred offering costs of approximately $275,000 which are included as a component of stockholders’ equity.

32

On June 30, 2022, the Company created a qualified opportunity zone business (QOZB), Park View QOZB OP, LP, a Delaware limited partnership and invested $2,388,205. The formation of a QOZB is an important step for acquiring qualified opportunity zone business property (QOZBP) in compliance with the opportunity zone regulations.

We acquired our first property in the summer of 2023 in Tampa Heights, Florida. The Company began producing revenue when the first unit was rented in mid-November 2023.

Our management is not aware of any material trends or uncertainties, other than national and international economic conditions affecting real estate generally that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, management and operation of real estate and real estate related investments.

Liquidity and Capital Resources

We are dependent upon the net proceeds from our Regulation A offerings to conduct our operations. We have obtained and will continue to obtain the capital required to purchase new investments and conduct our operations from the proceeds of our past offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. If we are unable to raise substantial gross offering proceeds, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

Our aggregate targeted property-level leverage, excluding any debt at the REIT level, or on assets under development or renovation, after we have acquired a substantial portfolio of stabilized properties is between 50-70% of the greater of the cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. This however is highly dependent on the level of interest rates and contract terms being offered by lenders. During the period when we are acquiring, constructing and/or renovating our investments, we may employ greater leverage on individual assets. Our Manager may from time to time modify our leverage policy in its discretion in light of then-current economic conditions, relative costs of debt and equity capital, market values of our assets, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors.

Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to pay dividends.

In addition to making investments in accordance with our investment objectives, we use our capital resources to make certain payments to our Manager. During our organization and offering stage, these payments will include payments for reimbursement of certain organization and offering expenses. During our acquisition and development stage, we expect to make payments to our Manager in connection with the management of our assets and costs incurred by our Manager and its affiliates in providing services to us. In addition, we will be required to pay certain fees and expenses to our third party administrative and processing agent for administrative and processing services in connection with our offerings.

We intend to elect to be taxed as a REIT and to operate as a REIT commencing on such date as determined by our Board of Directors, taking into consideration factors such as the timing of our ability to generate cash flows, our ability to satisfy the various requirements applicable to REITs and our ability to maintain our status as a qualified opportunity fund. To maintain our qualification as a REIT, we will be required to make aggregate annual dividends to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our Board of Directors may authorize dividends in excess of those required for us to maintain REIT status and/or avoid such taxes on retained taxable income and gains depending on our financial condition and such other factors as our Board of Directors deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare dividends based on daily record dates and pay dividends on a quarterly or other periodic basis. We have not established a minimum distribution level.

 Trend Information

We are closely monitoring the evolving effects of tariffs, inflation, conflicts in the Middle East, and the Russian invasion of the Ukraine on commercial real estate markets and the economy in general.  We are further monitoring the increases in market interest rates, and how such increases may affect our investments and results of operation.

33

The actions of the current Congress may have a considerable impact on how qualified opportunity funds operate and the tax benefits they can offer to investors. We are continuing to monitor the progress of new opportunity zone legislation. Although we are unable to predict the form of new legislation, we are optimistic that opportunity zone tax incentives will be extended and enhanced.

We are not aware of any other material trends, uncertainties, demands, commitments or events, favorable or unfavorable, that may reasonably be anticipated to have a material effect on our potential revenue or income from continuing operations, profitability, liquidity or capital resources, or that would cause our reported financial information to not necessarily to be indicative of future operating results or our financial condition, other than those discussed under the heading “Risk Factors” in our current offering circular qualified on July 11, 2024, as the same may be amended or supplemented from time to time, and together with all of the other information contained in this Annual Report including the consolidated financial statements and the related notes.

Our first investment property, located in Tampa Heights, Florida saw strong demand and was fully rented as of January 1st 2024 at an average monthly rent of $5,100. We believe that the demand for these properties has continued to increase over the long term.

We remain cautiously optimistic about the opportunity to acquire investments offering attractive risk-adjusted returns in our targeted investment markets. However, we recognize disruptions in financial markets can occur at any time. By targeting qualified opportunity zone investments, we believe we will remain well positioned, as compared to our competitors, in the event current market dynamics deteriorate.

Item 3. Directors and Officers

Executive Officers and Directors

We operate under the direction of our Board of Directors, the members of which are accountable to us and our stockholders as fiduciaries. Our Board of Directors has retained our Manager to direct the management of our business and affairs, manage our day-to-day affairs, and implement our investment strategy, subject to our Board of Directors’ supervision. The current Board members are Michael Kelley and Elizabeth Tyminski. Our Chief Executive Officer is Michael Kelley and our Chief Financial Officer is Elizabeth Tyminski, both of which are also officers of our Manager.

Pursuant to the terms of the Management Agreement, our Manager is required to provide us with a portion of our management team, including our Chief Executive Officer, along with appropriate support personnel. Pursuant the terms of the Support Agreement, our Sponsor provides our Manager with the personnel, services and resources necessary for our Manager to perform its obligations and responsibilities under the Management Agreement. Each of our executive officers is an employee or officer of our Sponsor. Our Manager, and the employees and officers of our Sponsor are only required to devote such time to our business and affairs as is necessary and appropriate commensurate with the level of our activity.

Our Manager performs its duties and responsibilities pursuant to the Management Agreement. Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our stockholders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.

As of the date of this Annual Report, the executive officers of the Company and their positions and offices are as follows:

Name	Age	Position Held	Term of Office
Michael Kelley	60	Chairman of the Board, Chief Executive Officer and President	June 2020 – Present
Elizabeth Tyminski	60	Vice Chairman of the Board, Chief Financial Officer	June 2020 – Present

The address of each director listed is One Beacon Street, 32nd Floor, Boston, MA 02108. Set forth below is biographical information with respect to our directors. Biographical information for each of our management directors may be found above in “Our Manager and the Management Agreement—Management Biographical Information.”

Michael Kelley

Mr. Kelley has over 30 years of experience in business and financial markets. Prior to founding Park View Investments Mr. Kelley, through Niagara International Capital, worked with clients structuring capital transactions to fund real estate development and operating company operations. He was early to recognize the potential of Opportunity Zones to change the course of capital flows. Through his writings and presentations Mr. Kelley has become a leading voice on Opportunity Zones and how investors and community leaders can benefit from them. He is active in the entrepreneurial community having served as a mentor, board member and pitch competition judge. Previously he focused on investing in emerging markets for a family office and worked at several investment banks raising capital in a wide variety of industries. Mr. Kelley has a B.A. in Economics from the University of Massachusetts. Mr. Kelley was selected as a director because of his extensive financial markets experience and his ability to lead our company through the opportunities and challenges inherent in our business.

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Elizabeth Tyminski

Ms. Tyminski brings 25+ years of experience in management, human resources, and leadership. She is adept at identifying challenges, defining solutions and implementing new processes and procedures to drive results. Currently she is running a non-profit that promotes the engineering profession in the built environment. She recently served a term as the Vice President of the Association of Junior Leagues International, a 140,000 member organization. She is a highly active volunteer for her alma mater, Smith College and is the immediate past President of the Boston Smith College Club. Elizabeth is a MBA recipient from Boston College where she graduated first in her class. Ms. Tyminski was selected as a director because of her extensive financial and operational experience.

Advisory Board

Our Board of Directors has created an Advisory Board to provide it and the Manager advice regarding, among other things, potential investments, general market conditions and debt and equity financing opportunities. The members of the Advisory Board will not be managers or officers of our company and will not have any fiduciary or other duties to stockholders. The Advisory Board will initially consist of: Warren Isabelle and Ken Mabbs. The Advisory Board will not participate in meetings of our Board of Directors unless specifically invited to attend. The Advisory Board will meet at such times as requested by our Board of Directors or our Manager. The members of the Advisory Board can be appointed and removed and the number of members of the Advisory Board may be increased or decreased by the Manager at any time and for any reason. The appointment and removal of members of the Advisory Board do not require approval of the Company’s stockholders. Set forth below is biographical information with respect to the initial member of the Advisory Board.

Warren Isabelle, CFA

Mr. Isabelle is a founder and former Managing Member of Ironwood Investment Management. He began his career at The Hartford Insurance Group in 1983 and joined The Pioneer Group in 1984 as a chemical analyst. In July 1990, Mr. Isabelle opened the Pioneer Capital Growth mutual fund and opened the Pioneer Small Company Fund in 1994. He managed both funds until January 1997 in addition to taking on duties as Director of Research and Head of Domestic Equities. He was then hired by the Evergreen Funds as chief investment officer for equities before establishing Ironwood. Since January 2004, Mr. Isabelle has served as a member of the Public Board and Vice-Chairman of the Investment Committee of the University of Massachusetts Foundation. Mr. Isabelle is a Chartered Financial Analyst and a member of the CFA institute. Mr. Isabelle received a Bachelor of Science degree in chemistry from Lowell Technological Institute, a Master of Science degree in Polymer Science and Engineering from the University of Massachusetts, and a Masters in Business Administration from the Wharton School, University of Pennsylvania. Mr. Isabelle was selected as a director because of his extensive investment and finance experience.

Kenneth Mabbs

Mr. Mabbs started his career as an investment banker with Bear Stearns focused primarily on technology-oriented companies.  He left to become the Director of Investment Banking of First Albany Corporation/Gleacher Company.  With their initial sponsorship, he raised a fund called FA Technology Ventures where he was Managing Partner for twenty years.  FA Technology Ventures was typically the lead investor in early stage technology companies and took an active role in helping guide their investment's management through a Board of Directors position. FA Technology Ventures' performance was in the top quartile of its peer group nationally.  FA Technology Ventures was a lead investor in a number of iconoclastic companies such as iRobot, eInk, Softricity, BinOptics, CreditSights and A123 Systems.  Ken currently is a Managing Partner of QKA Ventures, the successor partnership of FA Technology Ventures. Mr. Mabbs was selected as a director because of his senior executive officer and board service experience.

Compensation of Officers, Directors, and Advisory Board Members

Our Board of Directors has the authority to fix the compensation of all officers that it selects and may pay compensation to directors for services rendered to us in any other capacities. A member of our Board of Directors who is also an employee of our Manager or our Sponsor is referred to as an employee director. Employee directors will not receive compensation for serving on our Board of Directors. Our Board of Directors has approved a compensation program for our non-employee directors, as well as our Advisory Board members, which will take effect upon their appointment and will consist of the annual retainer, fees and equity awards.

Under the program, each non-employee director will be entitled to receive an annual retainer of $10,000. Each non-employee director will have the option to elect to receive up to $10,000 of the annual retainer in cash, with the remainder consisting of stock. Annual retainers will be paid in quarterly in arrears.

Each member of our Advisory Board will receive an annual retainer of $10,000. Payment of the fee will begin on the earlier of the achievement by the Company of a net asset value as defined in the Company’s bylaws of $10 million or greater or the Company requests an analysis on a potential investment of the Company. Each member of the Advisory Board will have the option to elect to receive up to the entire $10,000 retainer in cash, with the remainder, if any, consisting of stock. Annual retainers will be paid quarterly in arrears. As of the date of this Annual Report, neither condition to paying the compensation to the members of the Advisory Board have occurred.

35

We will also reimburse each of our directors and members of the Advisory Board for their travel expenses incurred in connection with their attendance at meetings, if any. We have not made any payments to any of our directors to date.

Compensation of Directors and Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers of our Manager also serves as an executive officer and director of the Company. Each of these individuals receives compensation for their services, including services performed for us on behalf of our Manager, from the Manager. As executive officers of our Manager, these individuals will serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear the costs of the compensation paid to these individuals, through fees we pay to our Manager, we do not intend to pay any compensation directly to these individuals.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth the beneficial ownership of shares of our common stock for (i) each person who is expected to be the beneficial owner of more than 10% of our outstanding common stock or more than 10% of our outstanding common stock as of the date of this Annual Report, (ii) each director and executive officer of the Company, and (iii) the directors and executive officers of the Company as a group. To our knowledge, each person that beneficially owns shares of our common stock has sole voting and disposition power with regard to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at One Beacon Street, 32nd Floor, Boston, MA 02108.

	Common Stock
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of All Shares(3)

10 or more% Stockholders:
Trevor J. Burton	11,500	33.8%
Jeane H. Crisman	7,000	20.6%
Thomas Kelley	4,300	12.7%
	22,800	67.1%
Executive Officers and Directors:
Michael F. Kelley (1)(2)	800	2.7%
Elizabeth Tyminski	-	-

All directors and executive officers as a group (2 persons)	800	2.4%

*	Less than 1%

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person, directly or indirectly, has or shares “voting power,” which includes the power to vote, or to direct the voting of, such security, and/or “investment power,” which includes the power to dispose, or to direct the disposition of, such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	Michael Kelley has indirect control over the voting and disposition of the shares of our common stock owned by Park View Investments, LLC and Park View OZ REIT Manager, LLC.

(3)	Based on 33,983 shares of our common stock issued and outstanding as of the date of this Annual Report.

Item 5. Interest of Management and Others in Certain Transactions

None

Item 6. Other Information

On April 26, 2024, the Board of Directors adopted the Amended and Restated Limited Partnership Agreement of Park View QOZB OP, LP to remove defined terms that are no longer applicable and update references in the agreement.

36

Also on April 26, 2024, the Board of Directors adopted the Amended Management Agreement by and among the Park View OZ REIT, Inc, Park View OZ REIT Manager, LLC, and Park View OZ REIT OP, LP, in order to, among other things, revise the compensation structure to be paid to the Manager.

Lastly, on April 26, 2024, the Board of Directors adopted the Second Amended and Restated Bylaws of Park View OZ REIT, Inc in order to, among other things, revise the method of determining the Company’s net asset value.

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Item 7. Consolidated Audited Financial Statements

Index to Consolidated Financial Statements of
Park View OZ REIT, Inc.

December 31, 2024 and 2023

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Park View OZ REIT, Inc

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Park View OZ REIT, Inc (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2024 and 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years ended December 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

/s/ Novogradac & Company LLP

We have served as the Company’s auditor since 2020.

Plantation, Florida

April 30, 2025

F-2

Park View OZ REIT, Inc

Consolidated Balance Sheets

	As of December 31, 2024	As of December 31, 2023
Assets:

Real Estate
Land	$576,000	576,000
Building	1,378,352	1,378,352
Total real estate	1,954,352	1,954,352
Accumulated Depreciation	(62,652)	(12,531)
Real estate, net	1,891,700	1,941,821
Cash and cash equivalents	406,847	411,651
Other Assets	160,373	39,063

Total Assets	$2,458,920	2,392,535

Liabilities:

Current Liabilities:

Accrued Expenses	$62,424	61,203

Due to Manager	116,174	191,304

Total Liabilities:	$178,598	252,507

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; 0 shares issued and outstanding	$-	-
Common stock, $0.01 par value, 9,000,000 shares authorized; 33,983 and 29,683 shares issued and outstanding, respectively.	340	297
Additional paid-in capital	2,490,542	2,335,481
Retained earnings (deficit)	(210,560)	(195,750)

Total Equity	2,280,322	2,140,028
Total Liabilities and Stockholders’ equity	$2,458,920	2,392,535

See accompanying notes to consolidated financial statements

F-3

Park View OZ REIT, Inc

Consolidated Statements of Operations

	For the year ended December 31, 2024	For the year ended December 31, 2023

Rental Income	$119,706	$7,973

Expenses:
General and administrative	92,047	99,263
Depreciation	50,122	12,530
Total Expenses	142,169	111,793

Interest Income	7,653	13,459

Net Loss	($14,810)	($90,361)

Loss per share of common stock
Net loss per share of common stock	($0.47)	($3.06)

Weighted-average shares of common stock	31,475	29,550

See accompanying notes to consolidated financial statements.

F-4

Park View OZ REIT, Inc

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2024 and 2023

	Preferred Stock - Shares	Preferred Stock - Amount	Common Stock - Shares	Common Stock - Amount	Additional Paid-in Capital	Retained Earnings	Total
Balance at December 31, 2022	-	$-	29,483	$295	$2,555,077	($105,389)	$2,449,983
Issuance of Common Stock	-	-	200	$2	19,998	-	20,000
Offering Costs	-	-	-	-	(239,594)	-	(239,594)
Net Loss	-	-	-	-	-	(90,361)	(90,361)

Balance at December 31, 2023	-	$-	29,683	$297	$2,335,481	($195,750)	$2,140,028
Issuance of Common Stock	-	-	4,300	$43	429,957	-	430,000
Offering Costs	-	-	-	-	(274,896)	-	(274,896)
Net Loss	-	-	-	-	-	(14,810)	(14,810)

Balance at December 31, 2024	-	$-	33,983	$340	$2,490,542	($210,560)	$2,280,322

See accompanying notes to consolidated financial statements.

F-5

Park View OZ REIT, Inc

Consolidated Statements of Cash Flows

	For the year ended December 31, 2024	For the year ended December 31, 2023

Cash Flows from Operating Activities
Net Loss	($14,810)	($90,361)
Adjustments to Reconcile Net Loss to Net Cash Provided by (Used In) Operating Activities:
Depreciation	50,122	12,530
Changes in operating assets and liabilities:
Other assets	(121,311)	(34,963)
Accrued expenses	1,221	29,614
Due to Manager	(75,130)	180,633
Net Cash Provided by (Used in) Operating Activities	(159,908)	$97,453

Cash Flows from Investing Activities
Purchases of property	-	(1,954,351)
Net Cash Used in Investing Activities	-	(1,954,351)

Cash Flows from Financing Activities
Capital Contributions	430,000	20,000
Payment of Offering Costs	(274,896)	(239,594)
Net Cash (Used in) or Provided by Financing Activities	155,104	(219,594)

Net Change in Cash and Cash Equivalents	(4,804)	(2,076,492)
Cash and Cash Equivalents at the Beginning of Period	411,651	2,488,143
Cash and Cash Equivalents at End of Period	$406,847	$411,651

See accompanying notes to consolidated financial statements.

F-6

PARK VIEW OZ REIT, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

1.	Formation and Organization

Park View OZ REIT, Inc (the “Company”) was formed on June 19, 2020, as a Maryland corporation and intends to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes at a date as determined by the Company’s Board of Directors. The Company was organized to initially function as a qualified opportunity fund, as defined in the Internal Revenue Code of 1986, as amended (the “Code”). As a Qualified Opportunity Fund, the Company's primary purpose is to identify, acquire and develop or redevelop properties located within qualified opportunity zones. All of the Company’s business will be externally managed by Park View REIT Manager, LLC (the “Manager”), a Delaware limited liability company.

The Company is the majority general partner of Park View OP, LP, a Delaware limited partnership (the “Operating Partnership”). Park View OP, LP is a consolidated subsidiary of the Company. Substantially all of the Company’s invested assets will be held by, and the operations will be conducted primarily through, current and future Operating Partnerships – our QOZBs. The Operating Partnership made an initial investment in properties located at 2209 North Boulevard Tampa Heights on August 7, 2023.

The Company began operations in July of 2021.

The Company has authorized: (i) 9,000,000 shares of common stock at $.01 par value per share and (ii) 1,000,000 shares of preferred stock at $.01 par value per share. As of December 31, 2024 and 2023, we have not issued any preferred shares. The Company may increase the number of shares of common or preferred stock without stockholder consent. As of December 31, 2024 and 2023, the Company has 33,983 and 29,683 shares of common stock issued and outstanding, respectively.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements and related notes of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

The consolidated financial statements include the accounts of Park View OZ REIT, Inc. and its consolidated entity (collectively, the “Company”), consisting of its wholly-owned subsidiary. Intercompany balances and transactions between these entities have been eliminated in consolidation.

Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash held in financial institutions, cash on hand and liquid investments with original maturities of three months or less. Cash balances may at times exceed federally insured limits per institution, however, the Company deposits its cash and cash equivalents with high credit-quality institutions to minimize credit risk exposure.

F-7

Real Estate

Real estate is carried at cost, less accumulated depreciation. Expenditures which improve or extend the useful life of the assets are capitalized, while expenditures for maintenance and repairs, which do not extend lives of the assets, are charged to expense.

Deprecation is calculated using the straight-line method based on the estimated useful lives of the respective assets (not to exceed 40 years).

Project costs directly related to the construction and development of real estate projects (including but not limited to interest and related loan fees, property taxes, insurance and legal costs) are capitalized as a cost of the project. Indirect project costs that relate to projects are capitalized and allocated to the projects to which they relate. Pertaining to assets under development, capitalization begins when both direct and indirect project costs have been made and it is probable that development of the future asset is probable. If we suspend substantially all activities related to the project, we will cease cost capitalization of indirect costs until activities are resumed. We will not suspend cost capitalization for brief interruptions, interruptions that are externally imposed, or delays that are inherent in the development process unless there are other circumstances involved that warrant a judgmental decision to cease capitalization. In addition, capitalization of project costs will cease when the project is considered substantially completed and occupied, or ready for its intended use (but no later than one year from cessation of major construction activity). Upon substantial completion, depreciation of these assets will commence. If discrete portions of a project are substantially completed and occupied and other portions have not yet reached that stage, the substantially completed portions are accounted for separately. We allocate costs incurred between the portions under construction and the portions substantially completed and only capitalize those costs associated with the portions under construction.

Impairment of Long-Lived Assets

We evaluate our tangible and identifiable intangible real estate assets for impairment when events such as delays or changes in development, declines in a property’s operating performance, deteriorating market conditions, or environmental or legal concerns bring recoverability of the carrying value of one or more assets into question. When qualitative factors indicate the possibility of impairment, the total undiscounted cash flows of the property, including proceeds from disposition, are compared to the net book value of the property. If the carrying value of the asset exceeds the undiscounted cash flows of the asset, an impairment loss is recorded in earnings to reduce the carrying value of the asset to fair value, calculated as the discounted net cash flows of the property. In circumstances where the highest and best use of a property is the fee simple value of vacant land, we compare book value of the property to the appraised value of the land. If the carrying value of the asset exceeds the appraised value of the land, an impairment loss is recorded to reduce the carrying value to the appraised value.

Abandoned Pursuit Costs

Pre-development and due diligence costs incurred in pursuit of new development and acquisition opportunities, which we deem to be probable, will be capitalized in Other assets in our consolidated balance sheets. If the development or acquisition opportunity is not probable or the status of the project changes such that it is deemed no longer probable, the costs incurred will be expensed.

Organizational, Offering and Related Costs

Organizational and offering costs of the Company are initially being paid by the Manager on behalf of the Company. These organization and offering costs include all expenses to be paid by the Company in connection with the formation of the Company and the qualification of the Offering, and the marketing and distribution of shares, including, without limitation, expenses for printing, and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, Internet and other telecommunications costs, all advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. Pursuant to the Company’s management agreement (the “Management Agreement”), the Company will be obligated to reimburse the Manager, or its affiliates, as applicable, for organization and offering costs paid by them on behalf of the Company.

The Company has begun to reimburse the Manager, without interest, for these organizational and offering costs incurred both before and after that date. Reimbursement payments will be made in monthly installments.

The Manager has incurred organizational and offering costs on behalf of the Company. The Company expenses organizational costs incurred. Offering costs, are charged to stockholders’ equity against the gross proceeds of our Offering. The Company became liable to reimburse the Manager and its affiliates, including our Sponsor, once the first closing was held in connection with our Offering, which occurred in July 2021. During the years ended December 31, 2024 and 2023, offering costs incurred as a component of stockholders’ equity amounted to approximately $274,896 and $239,594 respectively.

F-8

Recent Accounting Pronouncements

Management has determined that all recently issued accounting pronouncements will not currently have a material impact on the Company’s consolidated financial statements or do not apply to the Company’s operations.

Income Taxes

The Company intends to elect to be taxed as a REIT under the Code and intends to operate as such. Because qualifying opportunity zone investments usually require substantial development or redevelopment the Company expects to have little or no taxable income prior to electing REIT status. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles). As a REIT, the Company generally will not be subject to U.S. federal income tax to the extent it distributes qualifying dividends to its stockholders. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Loss per Share

Our outstanding stock is limited to common shares. Loss per share represents both basic and dilutive per-share amounts for all periods presented in the consolidated financial statements. Basic and diluted loss per share is calculated by dividing net loss attributable to the Company by the weighted-average number of common shares outstanding during the year.

Our Charter authorizes the issuance of up to 9,000,000 shares of common stock at $0.01 par value per share and 1,000,000 shares of preferred stock at $0.01 par value per share.

During the years ended December 31, 2024 and 2023, the basic and diluted weighted-average common shares outstanding was 31,475 and 29,550, respectively. Net loss attributable to common stockholders was $14,810 and $90,361 during 2024 and 2023, and the loss per basic and diluted weighted-average share was $0.47 and $3.06, respectively. Shares issued and outstanding as of December 31, 2024 and 2023 were 33,983 and 29,683, respectively.

Recent Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 is effective for public entities for fiscal years beginning after December 15, 2023, and interim periods in fiscal years beginning after December 15, 2024, and requires single reporting entities to comply with the expanded reportable segment disclosures outlined in the ASU. The expanded reportable segment disclosures are intended to enhance certain disclosures surrounding significant segment expenses. The Company adopted ASU 2023-07 effective January 1, 2024. This adoption did not have a material impact on the Company’s consolidated financial statements.

F-9

3.	Related Party Arrangements

Park View REIT Manager, LLC

On July 30, 2020, the Company has entered into a five-year management agreement with the Manager, which will automatically renew for one-year terms thereafter, as defined.

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.

The Manager and certain affiliates of the Manager will receive fees and compensation in connection with the Company’s public offering, and the acquisition, management and sale of the Company’s real estate investments.

The Manager will be reimbursed for organization and offering expenses incurred in conjunction with the Offering. The Company will reimburse the Manager for the actual expenses incurred on behalf of the Company in connection with the selection, acquisition or origination of an investment, whether or not the Company ultimately acquires or originates the investment. The Company will reimburse the Manager for out-of-pocket expenses paid to third parties in connection with providing services to the Company. Expense reimbursements payable to the Manager also may include expenses incurred by the Sponsor in the performance of services pursuant to a shared services agreement between the Manager and the Sponsor, including any increases in insurance attributable to the management or operation of the Company.

During the year ended December 31, 2024, costs incurred by the Manager and its affiliates amounted to approximately $221,000, which included reimbursements for offering costs of $204,000, and allocable share of salaries, benefits and overhead of personnel totaling $17,000. As of December 31, 2024, approximately $116,000 remained due to Manager. During the year ended December 31, 2023, costs incurred by the Manager and its affiliates amounted to approximately $183,000, which included reimbursements for offering costs of $142,000, and allocable share of salaries, benefits and overhead of personnel totaling $41,000. As of December 31, 2023, approximately $191,000 remained due to Manager.

The Company will pay the Manager a quarterly management fee of one-fourth of 0.75%, which, until 12 months following the commencement of the offering, will be based on our offering proceeds as of the end of each quarter, and thereafter will be based on our net asset value (“NAV”) at the end of each prior quarter. There were no management fees accrued or paid to the Manager during 2024 or 2023.

The Manger will be issued a management interest equal to 5% of our outstanding capital stock. As a result, at any time we make a distribution to our stockholders, other than distributions representing a return of capital, whether from continuing operations, net sale proceeds or otherwise, our Manager will be entitled to receive 5% of the aggregate amount of such distribution. There were no such distributions in 2024 or 2023.

4.	Economic Dependency

Under various agreements, the Company has engaged Park View REIT Manager, LLC and its affiliates to provide certain services that are essential to the Company, including asset management services, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon Park View REIT Manager, LLC and its affiliates. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

F-10

5.	Commitments and Contingencies

As of December 31, 2024, the Company is not subject to any material litigation nor is the Company aware of any material litigation threatened against it.

6.	Subsequent Events

Management has evaluated subsequent events to determine if events or transactions through the date the consolidated financial statements were available for issuance, require potential adjustment to or disclosure in the consolidated financial statement. Management has evaluated the activity of the Company and we do not believe that additional adjustments or disclosures are required at this time.

F-11

Item 8. Index to Exhibits

Exhibit No.	Description
2A.1	Articles of Amendment and Restatement of the Company (1)
2B.1	Amended and Restated Bylaws of the Company adopted by the Board of Directors on April 26, 2024(2)
4.1	Form of Subscription Package (3)
6.1	Amended and Restated Limited Partnership Agreement of Park View QOZB OP, LP(2)
6.2	Amended Management Agreement by and among the Company, Park View QOZB OP, LP and Park View OZ REIT Manager, LLC(2)
6.3	Form of Amended Support Agreement by and between the Company, Park View Investments, LLC, and Park View OZ REIT Manager, LLC(4)
11.2	Consent of Novogradac & Company LLP*

* Filed herewith

1.	Incorporated by reference to the Company’s Form 1-A as filed with the SEC on October 7, 2020.
2.	Incorporated by reference to the Company’s Annual Report on Form 1-K as filed with the SEC on April 29, 2024.
3.	Incorporated by reference to Amendment No. 3 of the Company’s Form 1-A as filed with the SEC on December 22, 2020.
4.	Incorporated by reference to Post-Qualification Offering Circular Amendment No.2 of the Company’s Form 1-A as filed with the SEC on January 13, 2023.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on April 30, 2025.

Park View OZ REIT, Inc

By:	/s/ Michael Kelley
Michael Kelley
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Kelley	Chairman of the Board and Chief Executive Officer	April 30, 2025
Michael Kelley

/s/ Elizabeth Tyminski	Vice Chairman of the Board, Chief Financial Officer	April 30, 2025
Elizabeth Tyminski

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Schedule A

List of Operating Partnerships

1.	Park View QOZB OP, LP, a Delaware limited liability partnership

40